Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of November 18, 2007

by and among

MIDDLEBY MARSHALL INC.

(“Parent”),

NEW CARDINAL ACQUISITION SUB INC.

(“Merger Sub”)

NEW STAR INTERNATIONAL HOLDINGS, INC.

(the “Company”)

and

WESTON PRESIDIO CAPITAL IV, L.P.

(the “Equityholders’ Representative”)

EXHIBITS

Exhibit A                      –           Certificate of Merger
Exhibit B                      –           Escrow Agreement
Exhibit C                      –           Sample Maplewood Insurance Binder

SCHEDULES

Schedule 1                    –           Holders of Company Capital Stock and Company Options
Schedule 1.1(a)             –           Company Debt
Schedule 1.1(b)             –           Sample Calculation of Closing Net Working Capital Amount
Schedule 1.1(c)             –           Specified Accounting Principles
Schedule 8.2(i)              –           Consents

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 18, 2007 by and among Middleby Marshall Inc., a Delaware corporation (“Parent”), New Cardinal Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), New Star International Holdings, Inc., a Delaware corporation (the “Company”), and Weston Presidio Capital IV, L.P., as the Equityholders’ Representative.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.001 per share of the Company (the “Company Common Stock”), and each share of Series A Convertible Preferred Stock, par value $0.001 per share of the Company (the “Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly or indirectly by Parent or the Company and other than Dissenting Shares shall be converted into the right to receive the consideration set forth in this Agreement;

WHEREAS, immediately following the execution and delivery of this Agreement, the respective Boards of Directors of Merger Sub and the Company shall present this Agreement for adoption by the respective stockholders of Merger Sub and the Company, and such stockholders shall adopt this Agreement, thereby approving the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Persons listed on Schedule 1 hereto are the record owners of (i) all of the issued and outstanding shares of capital stock of the Company; (ii) all of the outstanding options to purchase capital stock of the Company and (iii) all of the outstanding shares of restricted stock of the Company (as defined herein, the Equityholders), in each case in the respective amounts set forth opposite their names on Schedule 1 hereto;

WHEREAS, as an inducement and condition to Parent and Merger Sub entering into this Agreement, Parent, Merger Sub and Weston Presidio Capital IV, L.P. are entering into a support agreement pursuant to which, among other things, Weston Presidio Capital IV, L.P. has agreed to vote in favor of the adoption of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1          Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, license, disposition or acquisition of all or substantially all of the assets of the Acquired Companies, taken as a whole, (ii) the issuance, disposition or acquisition of (a) capital stock or other equity securities of the Company (other than in connection with the exercise of any Company Option) representing at least a majority of the outstanding Company Capital Stock, (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire capital stock or other equity securities of the Company (other than the grant of Company Options to newly hired employees of the Company in the ordinary course of business consistent with past practices) representing at least a majority of the outstanding Company Capital Stock, or (c) securities, instruments or obligations that are or may become convertible into or exchangeable for capital stock or other equity securities of the Company representing at least a majority of the outstanding Company Capital Stock, or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company in which the current holders of Company Capital Stock would no longer hold at least a majority of the outstanding Company Capital Stock as a result of such transaction.

“Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Aggregate Exercise Price” means the sum of all of the exercise prices for all Company Options (whether vested or unvested) that are outstanding and have not been exercised prior to the Effective Time.

“Applicable Percentage” means, with respect to any Equityholder, a ratio, expressed as a percentage (rounded to four decimal places), equal to (x) the sum of (i) the aggregate number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Company Options (whether vested or unvested) of such holder that are outstanding and have not been exercised prior to the Effective Time, plus (iii) the aggregate number of shares of Company Common Stock held by such holder issuable upon the conversion of all shares of Company Preferred Stock held by such holder, divided by (y) the Fully Diluted Common Number.

“Business” means the business and operations of the Acquired Companies, as conducted as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or St. Louis, Missouri.

“Cash” means cash and Cash Equivalents determined in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Company Financial Statements.

“Cash Equivalents” means investment securities with original maturities of ninety (90) days or less and credit card receivables that are readily collectible into cash.

“Cleanup” means all actions required by applicable Law to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing Cash” means the aggregate amount of all Cash of the Company as of the close of business on the Closing Date.

“Closing Debt” means the aggregate principal amount of, and accrued interest on, all Debt of the Acquired Companies as of the close of business on the Closing Date.  Schedule 1.1(a) sets forth the Closing Debt as if the Closing occurred on the Balance Sheet Date.

“Closing Net Working Capital Amount” means (i) the aggregate dollar amount of all assets properly characterized as current assets of the Acquired Companies under GAAP (but excluding Cash, prepaid Company Transaction Expenses and deferred Taxes), less (ii) the aggregate dollar amount of all liabilities properly characterized as current liabilities of the Acquired Companies under GAAP (but excluding Closing Debt, Unpaid Company Transaction Expenses and deferred Taxes), in the case of each of clause (i) and clause (ii), as of the close of business on the Closing Date and calculated in accordance with the Specified Accounting Principles. Schedule 1.1(b) sets forth the Closing Net Working Capital Amount as if the Closing occurred on the Balance Sheet Date.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Law.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Employee” means each employee of the Acquired Companies.

“Company Option Plan” means the New Star International Holdings 2003 Restricted Stock and Non-Qualified Stock Option Plan.

“Company Options” means all outstanding options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plan or pursuant to individual stock option agreements.

“Company Transaction Expenses” means (i) the fees and disbursements payable by the Company to Harris Williams referenced in Section 4.20; (ii) the fees and disbursements payable by the Company to Beechtree Capital Partners pursuant to (A) that certain Consulting and Financial Advisory Agreement, dated as of May 13, 2003, by and among Beechtree Capital Partners, the Company and Star Manufacturing International, Inc. and (B) that certain Termination Agreement, dated September 20, 2007, by and among Beechtree Capital Partners, the Company and Star Manufacturing International, Inc., (iii) the bonus payments payable by the Company pursuant to Section 5(b) of each of the Change in Control Agreements, dated as of September 14, 2007, that are identified on Section 4.16(a) of the Company Disclosure Schedule, (iv) the fees and disbursements payable to legal counsel or accountants of the Acquired Companies that are payable by the Acquired Companies in connection with the transactions contemplated by this Agreement; and (v) all other miscellaneous expenses or costs, in each case, incurred by the Acquired Companies in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing clauses (iv) and (v) shall not include any fees, expense or disbursements incurred by Parent, or by the Surviving Corporation which are on behalf of Parent, including without limitation, the fees and expenses of Parent’s attorneys, accountants and other advisors.

“Confidentiality Agreement” means the letter agreement between Harris Williams, on behalf of the Company, and an Affiliate of Parent, dated as of June 28, 2007.

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, license, purchase and sales order, conditional sales contract, mortgage or other arrangement, whether written or oral, including any and all amendments and modifications thereto.

“Damages” means any liabilities, losses, damages, penalties, fines, costs or expenses (including reasonable attorneys fees and expenses and reasonable expenses of other professionals).

“Debt” means both the current and long-term portions of any amount owed (including unpaid interest or premium thereon), without duplication, (i) in respect of borrowed money, (ii) in respect of capitalized lease obligations, (iii) in respect of obligations evidenced by bonds, debentures, notes or other similar instruments; (iv) in respect of obligations issued or assumed as the deferred purchase price of property, conditional sale obligations and obligations under any title retention agreement, in each case to the extent the purchase price is due more than six (6) months from the date of the obligation; (v) in respect of obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction; (vi) guarantees of obligations of the type described in clauses (i) and (v); (vii) in respect of obligations of the type referred to in clauses (i) through (v) which are secured by an Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Acquired Companies, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; and (viii) in respect of any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (vii); provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include any accounts payable incurred in the ordinary course of business or any obligations under undrawn letters of credit.

“Defect” means a defect in the design or manufacture of a product, or the failure to warn of the existence of any such defect.

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, easement, encumbrance, lease, covenant, right of others, reservation, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), encroachment or restriction on use, defect of title or other similar encumbrance.

“Environmental Claim” means any Action or other written notice by any Person alleging liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) any Hazardous Materials Activity, (b) the presence, release or threatened release of any Hazardous Materials, or (c) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Law pertaining to pollution, the protection of human health or the environment, and land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof).

“Equityholder” means any holder of Company Capital Stock or Company Options listed on Schedule 1 hereto that has not perfected its appraisal rights pursuant to Section 3.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Fully Diluted Common Number” shall equal (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Company Options (whether vested or unvested) that are outstanding and have not been exercised prior to the Effective Time, plus (iii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all Company Preferred Stock issued and outstanding immediately prior to the Effective Time, less (iv) the aggregate number of shares of Company Common Stock, if any, to be cancelled at the Effective Time pursuant to Section 2.6(a).

“Fundamental Representation” means a representation or warranty made by an Equityholder in Article VI or by the Company in Section4.1, 4.2 or 4.3.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, any governmental entity, commission, board, regulatory or administrative authority, agency or self regulatory organization, and any court, tribunal or judicial or arbitral body, whether federal, state, county, local or foreign, and any instrumentality of any of the foregoing.

“Governmental Order” means any order, judgment, injunction or decree issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Harris Williams” means Harris Williams & Co.

“Hazardous Material” means any material or substance that is prohibited or regulated by any Environmental Law based upon its toxic, dangerous, caustic or deleterious characteristics.

“Hazardous Materials Activity” means the handling, transportation, transfer, recycling, storage, use, treatment, removal, remediation, release, disposal, arrangement for disposal, exposure of others to, or distribution of any Hazardous Material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service, and any successor agency thereto.

“Knowledge of the Company” or “known to the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Acquired Companies, the knowledge that Frank Ricchio, Mike Barber and Tim Gaskill would reasonably be expected to have, after due inquiry.

“Law” means any federal, state, county, local or foreign statute, law, ordinance, common law, Governmental Order or regulation or code of any Governmental Authority of competent jurisdiction.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Material Adverse Effect” means any change event, circumstance, development occurrence or effect that individually or taken together with any other change event, circumstance, development occurrence or effect is, or would reasonably be expected to be, materially adverse to the business, operations, condition (financial or otherwise) properties, assets, liabilities or results of operations of the Acquired Companies, taken as a whole or prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change, event, circumstance, development, occurrence or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the negotiation (including activities relating to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith, including the impact thereof on the relationships of any Acquired Company with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom any Acquired Company has any relationship; (ii) conditions generally affecting the industries in which any Acquired Company operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where any Acquired Company has material operations or sales, except to the extent any such condition has a disproportionate effect on the Acquired Companies relative to other Persons principally engaged in the same industry as the Acquired Companies; (iii) the taking of any action required by this Agreement, or otherwise taken with the written consent of Parent; (iv) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement; (v) any change in GAAP or applicable Laws (or interpretation thereof) after the date of this Agreement; (vi) any acts of God, calamities, acts of war or terrorism, or national or international political or social conditions, except to the extent any such condition has a disproportionate effect on the Acquired Companies relative to other Persons principally engaged in the same industry as the Acquired Companies; (vii) any action required to be taken under applicable Laws, including any actions taken or required to be taken by any Acquired Company in order to obtain any approval or authorization for the consummation of the Merger under applicable antitrust or competition Laws; or (viii) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by any Acquired Company to meet any projections or forecasts for any period.

“Permit” means any license, approval, authorization, consent, franchise or permit with or issued by any Governmental Authority which has been issued or granted in connection with the operation of the Business or is owned or used by any Acquired Company.

“Permitted Encumbrances” means (i) all statutory or other liens for current Taxes which are not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings and for which a reserve has been established in accordance with GAAP; (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business; (iii) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation; (iv) Encumbrances that will be released and discharged at or prior to the Closing; (v) Encumbrances identified on title policies or preliminary title reports or other documents or writings included in the public records; and (vi) all other Encumbrances of any type which do not materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Proprietary Rights” means all intellectual property rights of any kind or nature, including all U.S. and foreign (i) patents and patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, registered trademarks, service marks, registered service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith, (iii) copyrights, (iv) computer programs and software, (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) registrations and applications for registration for the foregoing; and (vii) URL and domain name registrations.

“Related Party” means:  (i) each Equityholder; (ii) each individual who is an officer or director of any Acquired Company; (iii) each Affiliate of any of the Persons referred to in clauses (i) or (ii) above; (iv) any trust or other Person (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Specified Accounting Principles” means those policies, conventions, methodologies and procedures set forth on Schedule 1.1(c).

“Subsidiary” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least a majority of the outstanding equity interests of such entity.

“Targeted Net Working Capital Amount” means $12,990,000.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, imposts, duties or other charges or impositions in the nature of a tax (together with any all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent and withholding taxes, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return (including any information return), report, statement, declaration, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Technology” means tangible embodiments of Proprietary Rights, including know-how and works of authorship.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property or leasehold interest transfer or gains tax and any similar Tax).

“Treasury Regulations” and “Treasury Regulation” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“Unpaid Company Transaction Expenses” means Company Transaction Expenses, but only to the extent they have not been paid by the Company in Cash on or prior to the close of business on the Closing Date and have, accordingly, not reduced the Closing Cash.

SECTION 1.2         Certain Additional Definitions.  As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Accounting Firm	2.8(c)
Adjusted Estimated Net Working Capital Amount	2.6(b)
Agreement	Preamble
Alternative Financing	7.15(a)
Balance Sheet Date	4.6
Certificate of Merger	2.4
Closing	2.3
Closing Balance Sheet	2.8(a)
Closing Date	2.3
Closing Date Schedule	2.8(a)
Company	Preamble
Company Benefit Plans	4.16(a)
Company Bylaws	4.2(a)
Company Certificate of Incorporation	4.2(a)
Company Certificates	3.1(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Financial Statements	4.6
Company Preferred Stock	Recitals
Company Stockholder Meeting/Consent	7.5(c)
Credit Agreement	7.16
Current Balance Sheet	4.6
Debt Commitment Letter	5.8
Deductible	10.3(b)
Dispute Notice	2.8(c)
Dissenting Shares	3.2
Effective Time	2.4
Employee Benefits	7.8(b)
Equityholder Indemnified Parties	10.2(c)
Equityholders’ Disclosure Schedule	Article VI
Equityholders’ Representative	11.1(a)
Equityholders’ Representative Expense Fund	3.1(a)
Escrow Agent	3.1(a)
Escrow Agreement	3.1(a)
Escrow Fund	3.1(a)
Estimated Closing Cash	2.8(a)
Estimated Closing Debt	2.8(a)
Estimated Net Working Capital Amount	2.8(a)
Estimated Net Working Capital Deficit	2.6(b)
Estimated Net Working Capital Surplus	2.6(b)
Estimated Unpaid Company Transaction Expenses	2.8(a)
Expert Calculations	2.8(c)

Expiration Date	10.1
Holder Group	7.9
Indemnitee	10.4(a)
Indemnitor	10.4(a)
Lease	4.13(a)
Leased Real Property	4.13(a)
Listed Contract	4.15(a)
Maplewood Policy	7.17
Merger	Recitals
Merger Consideration	2.6(b)
Merger Sub	Preamble
Optionholder	2.7
Option Payment	2.7
Owned Real Property	4.13(a)
Parent	Preamble
Parent Indemnified Parties	10.2(a)
Per Share Common Merger Consideration	2.6(b)
Per Share Merger Consideration	2.6(c)
Per Share Preferred Merger Consideration	2.6(c)
Pre-Closing Period	7.1
Real Property	4.13(a)
Required Company Stockholder Vote	4.1
Review Period	2.8(c)
Surviving Corporation	2.1
Third-Party Claim	10.4(a)
Working Capital Shortfall	2.8(d)

ARTICLE II.

THE MERGER

SECTION 2.1         The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

SECTION 2.2          Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger (as defined below).

SECTION 2.3          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California on a date to be mutually agreed to by the parties hereto, which date shall be no later than three (3) Business Days after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the parties hereto agree in writing (such date hereinafter, the “Closing Date”).

SECTION 2.4          Effective Time. Contemporaneously with or as promptly as practicable after the Closing, Parent and the Company shall cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of merger conforming to the requirements of the DGCL and in the form attached hereto as Exhibit A, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective when the Certificate of Merger is accepted for recording by the Secretary of State of the State of Delaware (the “Effective Time”).

SECTION 2.5          Certificate of Incorporation and Bylaws; Directors and Officers.

(a)         At the Effective Time and without any further action on the part of the Company or Merger Sub, the Company Certificate of Incorporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law, provided, that such certificate of incorporation shall reflect as of the Effective Time “New Star International Holdings, Inc.” as the name of the Surviving Corporation.  The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Certificate of Incorporation and applicable Law.

(b)         The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

(c)         The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.6          Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:

(a)         Each share of Company Capital Stock that is held in the treasury of the Company and each share of Company Capital Stock owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(b)         Subject to Section 2.8, Section 3.1 and Article X, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 2.6(a) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive an amount in cash (adjusted to the nearest whole cent), without interest, equal to the quotient of (i) (1) $188,000,000 (One Hundred Eighty Eight Million Dollars) (the “Merger Consideration”), plus (2) the Closing Cash, plus (3) the Aggregate Exercise Price, plus (4) fifty percent (50%) of the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Targeted Net Working Capital Amount (such result, the “Estimated Net Working Capital Surplus”) less (5) the sum of (x) Unpaid Company Transaction Expenses, plus (y) all Debt of the Company outstanding on the close of business on the Closing Date, plus (z) fifty percent (50%) of the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Estimated Net Working Capital Amount (such result, the “Estimated Net Working Capital Deficit”), divided by (ii) the Fully Diluted Common Number (such result, the “Per Share Common Merger Consideration”).  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Company Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, subject to Section 2.8, Section 3.1 and Article X, the Per Share Common Merger Consideration with respect to such shares of Company Common Stock upon the surrender of such certificate in accordance with Section 3.1.  The Targeted Net Working Capital Amount (A) plus the Estimated Net Working Capital Surplus, if any, or (B) less the Estimated Net Working Capital Deficit, if any, shall be referred to in this Agreement as the “Adjusted Estimated Net Working Capital Amount.”

(c)         Subject to Section 2.8, Section 3.1 and Article X, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted at the Effective Time into the right to receive an amount in cash (adjusted to the nearest whole cent), without interest, equal to (i) the number of shares of Company Common Stock into which such share of Company Preferred Stock would have been convertible immediately prior to the Effective Time, multiplied by (ii) the Per Share Common Merger Consideration (the “Per Share Preferred Merger Consideration,” and together with the Per Share Common Merger Consideration, the “Per Share Merger Consideration”).  All such shares of Company Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Company Certificate representing any such shares of Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive, subject to Section 2.8, Section 3.1 and Article X, the Per Share Preferred Merger Consideration with respect to such shares of Company Preferred Stock upon the surrender of such certificate in accordance with Section 3.1.

(d)         Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

SECTION 2.7          Treatment of Company Options.  Subject to Section 2.8, Section 3.1 and Article X, at the Effective Time, each Company Option that is outstanding as of the Effective Time (whether then vested or unvested) and that has not been exercised prior to the Effective Time shall be cancelled in consideration of payment to the holder thereof (each, an “Optionholder”) of an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock issuable upon the exercise of each unexercised Company Option held by such Optionholder as of immediately prior to the Effective Time, by (ii) the excess, if any, of (x) the Per Share Common Merger Consideration less (y) the exercise price per share of such Company Option (such amount an “Option Payment”).  Prior to the Effective Time, the Company shall take all necessary actions, including providing any required notice to Optionholders, necessary to effect the transactions described in this Section 2.7 pursuant to the terms of the Company Option Plan and any agreement evidencing a Company Option.

SECTION 2.8          Post-Closing Purchase Price Adjustment.

(a)         Estimated Purchase Price.  Not later than three days before the Closing, the Company shall deliver to Parent and the Equityholders’ Representative a certificate of the Company executed on its behalf by the Chief Financial Officer of the Company that sets forth in reasonable detail the Company’s estimates of the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), Closing Cash (“Estimated Closing Cash”), Closing Debt (“Estimated Closing Debt”) and Unpaid Company Transaction Expenses (“Estimated Unpaid Company Transaction Expenses”), along with reasonable supporting detail therefor, such estimates to be prepared in accordance with GAAP, using the Specified Accounting Principles.  Prior to Closing, the Company and Parent shall in good faith agree upon the calculation of the Estimated Net Working Capital Amount, Estimated Closing Cash, Estimated Closing Debt and Estimated Unpaid Company Transaction Expenses upon which the Per Share Merger Consideration to be paid at Closing shall be based.

(b)         Calculation. As promptly as practicable, but in no event later than 90 days following the Closing Date, the Surviving Corporation shall, at its expense, (i) cause to be prepared, in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Company Financial Statements, an unaudited balance sheet of the Company on or prior to the close of business on the Closing Date, but which shall not reflect or give effect to the transactions occurring at the Closing (the “Closing Balance Sheet”), together with a statement (the “Closing Date Schedule”) setting forth in reasonable detail the Surviving Corporation’s calculation of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses and (ii) deliver to the Equityholders’ Representative the Closing Balance Sheet and the Closing Date Schedule.

(c)         Review; Disputes.

(i)           From and after the Effective Time, the Surviving Corporation shall provide the Equityholders’ Representative and any accountants or advisors retained by the Equityholders’ Representative with reasonable access, during normal business hours, to the relevant books and records of the Surviving Corporation used by the Surviving Corporation in the preparation of, or otherwise reasonably relevant to, the Closing Balance Sheet and the Closing Date Schedule for the purposes of: (A) enabling the Equityholders’ Representative and its accountants and advisors to calculate, and to review the Surviving Corporation’s calculation of, the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses; and (B) identifying any dispute related to the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses in the Closing Balance Sheet and the Closing Date Schedule.  The reasonable fees and expenses of any such accountants and advisors retained by the Equityholders’ Representative shall be paid by the Equityholders’ Representative from the Equityholders’ Representative Expense Fund.

(ii)           If the Equityholders’ Representative disputes the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt or Unpaid Company Transaction Expenses set forth in the Closing Balance Sheet or the Closing Date Schedule, then the Equityholders’ Representative shall deliver a written notice (a “Dispute Notice”) to the Surviving Corporation and the Escrow Agent at any time during the 40-day period commencing upon receipt by the Equityholders’ Representative of the Closing Balance Sheet and the Closing Date Schedule, all as prepared by the Surviving Corporation in accordance with the requirements of Section 2.8(b) (the “Review Period”).  The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(iii)           If the Equityholders’ Representative does not deliver a Dispute Notice to the Surviving Corporation prior to the expiration of the Review Period, the Surviving Corporation’s calculation of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses set forth in the Closing Balance Sheet and the Closing Date Schedule shall be deemed final and binding on Parent, the Surviving Corporation, the Equityholders’ Representative and the Equityholders for all purposes of this Agreement.

(iv)           If the Equityholders’ Representative delivers a Dispute Notice to the Surviving Corporation prior to the expiration of the Review Period, then the Equityholders’ Representative and the Surviving Corporation shall use commercially reasonable efforts to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses.  If the Equityholders’ Representative and the Surviving Corporation are unable to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses within 30 days after the end of the Review Period, either party shall have the right to refer such dispute to Ernst & Young LLP or an alternative national accounting firm reasonably agreed to by the Equityholders’ Representative and Parent (such firm, or any successor thereto, being referred to herein as the “Accounting Firm”) after such 30th day.  In connection with the resolution of any such dispute by the Accounting Firm: (i) each of the Surviving Corporation and the Equityholders’ Representative shall have a reasonable opportunity to meet with the Accounting Firm to provide their views as to any disputed issues with respect to the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses; (ii) the Accounting Firm shall determine the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses in accordance with the terms of this Agreement within 30 days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Equityholders’ Representative, Surviving Corporation and the Escrow Agent; and (iii) the determination made by the Accounting Firm of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses shall be final and binding on Parent, the Surviving Corporation, the Equityholders’ Representative and the Equityholders for all purposes of this Agreement, absent manifest error.  In calculating the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses, the Accounting Firm (i) shall be limited to addressing any particular disputes referred to in the Dispute Notice and (ii) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by the Equityholders’ Representative or the Surviving Corporation, and no less than the lower amount calculated by the Equityholders’ Representative or the Surviving Corporation, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses reflected therein and the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses set forth in the Closing Balance Sheet and Closing Date Schedule.  The fees and expenses of the Accounting Firm shall be borne equally by the Surviving Corporation and the Equityholders’ Representative (it being understood that any fees and expenses of the Accounting Firm payable by the Equityholders’ Representative shall be payable from the Equityholders’ Representative Expense Fund).

(d)         Payment Upon Final Determination of Adjustments.

(i)           If (A) the sum of the Closing Net Working Capital Amount and Closing Cash, less Closing Debt and Unpaid Company Transaction Expenses, as finally determined in accordance with Section 2.8(c), is less than (B) the sum of the Adjusted Estimated Net Working Capital Amount, as calculated in accordance with Section 2.6(b), and Estimated Closing Cash, less Estimated Closing Debt and Estimated Unpaid Company Transaction Expenses, as finally estimated in accordance with Section 2.8(a), then the Surviving Corporation shall receive the amount of such deficiency (the “Working Capital Shortfall”) from the Equityholders (it being understood that up to $500,000 of the Working Capital Shortfall payable by the Equityholders shall be payable from the Escrow Fund (unless Parent consents to payment of a greater amount from the Escrow Fund) and that Parent or the Surviving Corporation shall direct the Escrow Agent to pay the Working Capital Shortfall, up to such amount, from the Escrow Fund in accordance with the Escrow Agreement), no later than two (2) business days after such determination.

(ii)           If (A) the sum of the Closing Net Working Capital Amount and Closing Cash, less Closing Debt and Unpaid Company Transaction Expenses, as finally determined in accordance with Section 2.8(c), is greater than (B) the sum of the Adjusted Estimated Net Working Capital Amount, as calculated in accordance with Section 2.6(b), and Estimated Closing Cash, less Estimated Closing Debt and Estimated Unpaid Company Transaction Expenses, as finally estimated in accordance with Section 2.8(a), then the Surviving Corporation shall, no later than two Business Days after such determination (or, if such Equityholder has not exchanged such Equityholder’s Company Certificates pursuant to Article III, then upon such exchange by such Equityholder), cause to be paid to each Equityholder by delivery of immediately available funds to such Equityholder an amount equal to the product of such excess (from dollar one) multiplied by such Equityholder’s Applicable Percentage.

ARTICLE III.

EXCHANGE OF COMPANY CERTIFICATES

SECTION 3.1         Exchange of Company Certificates.

(a)         Payment.  At the Closing, (i) each Equityholder shall deliver to the Surviving Corporation for cancellation the stock certificates and/or agreements representing such Equityholder’s shares of Company Capital Stock and Company Options (collectively, such Equityholder’s “Company Certificates”) together with an executed and completed copy of the letter of transmittal referred to in Section 3.1(b), (ii) subject to Section 2.8 and Article X, Parent shall, or shall cause the Surviving Corporation to pay the aggregate amount to be paid to Equityholders pursuant to Section 2.6 and Section 2.7 to the account or accounts designated by the Equityholders’ Representative by means of a wire transfer of immediately available funds, against delivery of a duly executed letter of transmittal, in a form agreed upon by Parent and the Company prior to the execution of this Agreement, and surrender of Company Certificates for cancellation, except that (x) the sum of ten million dollars ($10,000,000) (the “Escrow Fund”) shall be deducted, pro rata in proportion to each Equityholder’s Applicable Percentage, from such aggregate amount and delivered to U.S. Bank, N.A. or an alternative nationally recognized banking corporation reasonably agreed to by the Equityholders’ Representative and Parent (the “Escrow Agent”) to hold in accordance with the terms of the escrow agreement to be executed at Closing by Parent, the Escrow Agent and the Equityholders’ Representative in the form attached hereto as Exhibit B (the “Escrow Agreement”) and (y) an amount specified in writing by the Equityholders’ Representative to Parent no later than two Business Days prior to the Closing Date (the “Equityholders’ Representative Expense Fund”) shall be deducted, pro rata in proportion to each Equityholder’s Applicable Percentage, and delivered to the Equityholders’ Representative, and (iii) Parent shall, or shall cause the Surviving Corporation to, deliver the Escrow Fund to the Escrow Agent pursuant to the Escrow Agreement and the Equityholders’ Representative Expense Fund to the Equityholders’ Representative.

(b)         Exchange Procedures.  To the extent that an Equityholder has not delivered the Company Certificates representing all of such Equityholder’s shares of Company Capital Stock or Company Options as of the Closing, then, promptly after the Effective Time, the Surviving Corporation shall mail to such Equityholder: (i) a letter of transmittal (in a form reasonably acceptable to Parent and the Surviving Corporation), which shall (x) specify that the delivery of the consideration to be paid to such Equityholder under this Agreement shall be effected, and risk of loss and title to Company Capital Stock and Company Options held by such Equityholder shall pass, only upon delivery of the applicable Company Certificates, (y) contain representations and warranties as to ownership and title to such Company Capital Stock or Company Options and (z) require delivery of appropriate and customary certifications as to tax status, and (ii) instructions for effecting the surrender of each Company Certificate in exchange for the amount to be paid to such Equityholder pursuant to Section 2.6 and Section 2.7.  Upon surrender of a Company Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Certificates so surrendered shall forthwith be canceled, and the holder of the Company Certificate shall be entitled to receive in exchange therefor, subject to Section 3.1(a) and Article X, the consideration payable to such holder pursuant to Section 2.6 and/or Section 2.7, as the case may be, without interest thereon, as such amounts may be adjusted pursuant to Section 2.8.  Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the payments pursuant to Section 2.6 and/or Section 2.7, as such amounts may be adjusted pursuant to Section 2.8.

(c)         Lost, Stolen or Destroyed Company Certificates.  If any Company Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and (ii) the execution and delivery to the Surviving Corporation by such Person of an indemnity agreement in customary form and substance or, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, Parent or the Surviving Corporation shall, subject to Section 3.1(a) and Article X, issue, in exchange for such lost, stolen or destroyed Company Certificate, the amount of cash, without interest, that such Person would have been entitled to receive had such Person surrendered such lost, stolen or destroyed Company Certificate to the Surviving Corporation pursuant to Section 2.6(b), Section 2.6(c), Section 2.6(d) or Section 2.7, as such amounts may be adjusted pursuant to Section 2.8.

(d)         No Liability.  Notwithstanding anything to the contrary in this Section 3.1, neither the Company, Parent nor the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law.

SECTION 3.2         Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Capital Stock who have properly exercised appraisal rights with respect thereto in accordance with the DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the Per Share Merger Consideration, and holders of such shares of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock in accordance with the provisions of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Capital Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon.  The Company shall give Parent and Merger Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

SECTION 3.3         No Further Ownership Rights in Shares of Company Capital Stock; Closing of Company Transfer Books.  At and after the Effective Time, each holder of Company Capital Stock shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Capital Stock (other than shares to be cancelled pursuant to Section 2.6(a) or Dissenting Shares), the right to surrender his or her Company Certificate in exchange for payment of the Per Share Merger Consideration or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her shares of Company Capital Stock pursuant to the DGCL, and no transfer of shares of Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation.  At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock shall thereafter be made.  If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for in this Agreement.

SECTION 3.4         Withholding Rights.  Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Equityholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law (including under Section 1445 of the Code, if applicable); provided, however, that Parent or the Surviving Corporation shall notify any Equityholder from whom funds are properly withheld of the amount of such withholding.  To the extent that amounts are so withheld by Parent or the Surviving Corporation in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equityholder in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the Company, Parent and Merger Sub, the Company shall deliver to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”).  Any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement if the applicability of such exception or qualification to any other applicable representation, warranty or covenant would be reasonably apparent to a Person reviewing the Company Disclosure Schedule, regardless of whether an explicit reference to such other representation, warranty or covenant is made.  Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1          Authority.  The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement, other than the Required Company Stockholder Vote.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).  The affirmative vote or consent of (i) the holders of a majority of the shares of the outstanding Company Capital Stock voting or consenting, as the case may be, on an as-if-converted to Company Common Stock basis, and (ii) the holders of a majority of the shares of the outstanding Company Preferred Stock are the only votes of the holders of any Company Capital Stock necessary under the DGCL and the Company Certificate of Incorporation to adopt this Agreement (the “Required Company Stockholder Vote”).

SECTION 4.2         Organization; Subsidiaries.

(a)         The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business.  The Company is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Acquired Companies to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect.  True and complete copies of the Certificate of Incorporation (the “Company Certificate of Incorporation”) and Bylaws (the “Company Bylaws”) of the Company, each as amended and in effect as of the date of this Agreement, have been provided to Parent or its advisors.  The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.

(b)         Section 4.2(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of the Company’s Subsidiaries.  Each of the Subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business.  Each Subsidiary of the Company is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Acquired Companies to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect.  The Company owns directly or indirectly all of the issued and outstanding shares of capital stock of its Subsidiaries.  The Company has no other equity interest or profit participation in any entity.  No shares of Company Capital Stock are held by a Company Subsidiary.  True and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Acquired Company, each as amended and in effect as of the date of this Agreement, have been provided to Parent or its advisors.  No Acquired Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

SECTION 4.3          Company Capital Stock.

(a)           As of the date of this Agreement, the authorized Company Capital Stock consists of 187,611 shares, of which 100,000 shares have been designated Company Common Stock and 87,611 shares have been designated Series A Convertible Preferred Stock.  As of the date of this Agreement, 5,000 shares of Company Common Stock, and 87,611 shares of Company Preferred Stock have been issued and are outstanding and no shares of Company Capital Stock are held in treasury.  All such issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company Certificate of Incorporation, the Company Bylaws or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws.  Section 4.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name of each holder of shares of Company Capital Stock and the number of shares of Company Common Stock and/or Company Preferred Stock held of record by each such stockholder.  There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Company Capital Stock that will not be satisfied by the payment of the Merger Consideration hereunder.

(b)           Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, there are not now, nor will there be at the Effective Time, any outstanding options, warrants, calls, subscriptions, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, relating to the Company Capital Stock or the capital stock of any other Acquired Company to which any Acquired Company is a party, or by which it is bound, obligating any Acquired Company to issue, deliver or sell, or cause to be issued, delivered or sold, or reserve for issuance any shares of its capital stock, other than outstanding Company Options representing the right to purchase an aggregate of up to 7,389 shares of Company Common Stock.  Section 4.3(b) of the Company Disclosure Schedule sets forth, for each outstanding Company Option, the name of the holder, the date of grant, the exercise price, the vesting schedule and the expiration date.  All shares of Company Common Stock subject to any Company Option, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non assessable and free of preemptive rights.

(c)           Except as set forth in Section 4.3(c) of the Company Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the capital stock of any Acquired Company to which any Acquired Company is a party, or by which it is bound, obligating any Acquired Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock of any Acquired Company; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Acquired Company and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which any Acquired Company is a party with respect to the governance of any Acquired Company or the voting or transfer of any shares of capital stock of any Acquired Company, except for the Stockholders Agreement, dated as of May 13, 2003, by and among the Company and the stockholders listed therein.

SECTION 4.4         Conflicts.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a violation of the Company Certificate of Incorporation or Company Bylaws or the certificate of incorporation or bylaws (or equivalent governing documents) of any other Acquired Company; (ii) assuming all consents, waivers, approvals, authorizations, orders, permits, declarations, filings, registrations and notifications and other actions set forth in Section 4.5 have been obtained or made, conflict with or result in a violation of any Governmental Order or Law applicable to any Acquired Company or its assets or properties or (iii) assuming all consents, waivers approvals and authorizations that are required pursuant to the terms of the contracts set forth in Schedule 4.5 are obtained, result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of any Acquired  Company pursuant to, any Contract to which such Acquired Company is a party, or by which any of the assets or properties of such Acquired Company is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 4.4, as would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.5         Consents, Approvals, Etc.  Except as set forth in Section 4.5 of the Company Disclosure Schedule, no consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or other Person is required to be made or obtained by any Acquired Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement, except: (i) the filing of the Certificate of Merger pursuant to the DGCL; (ii) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws; (iii) such filings as may be required under the HSR Act; and (iv) where the failure to obtain such consent, waiver, approval, authorization, order or permit, or to make such declaration, filing, registrations or notification would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.6         Financial Statements.  (a)  The Company has prepared, or caused to be prepared, and made available to Parent or its advisors the audited consolidated financial statements of the Company (including the balance sheet and the related statements of income and cash flows of the Company) as of and for each of the fiscal years ended February 28, 2007, February 28, 2006 and February 28, 2005, respectively, and the unaudited consolidated financial statements of the Company as of and for the seven months ended September 30, 2007 (collectively, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other (subject to changes required by GAAP and subject, in the case of the unaudited consolidated financial statements of the Company as of and for the seven months ended September 30, 2007, to the absence of footnotes), and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates and during the respective periods indicated therein.  The unaudited consolidated balance sheet of the Company as of September 30, 2007 shall be referred to in this Agreement as the “Current Balance Sheet” and the date thereof shall be referred to in this Agreement as the “Balance Sheet Date.”

(b)           The Acquired Companies maintain accurate books and records reflecting their assets and liabilities and maintain internal accounting controls that provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets; (iii) access to their assets is permitted only in accordance with management’s authorization; and (iv) the reporting of their assets is compared with existing assets at regular intervals.

(c)           No Acquired Company nor, to the Knowledge of the Company, any representative of any Acquired Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods or internal accounting controls of any Acquired Company, including any material complaint, allegation, assertion or claim that any Acquired Company has engaged in improper accounting or auditing practices.

SECTION 4.7          Undisclosed Liabilities.  The Acquired Companies have no Liability that is of a type required to be reflected on the face of a consolidated balance sheet in accordance with GAAP, except (i) as reflected in, reserved against or disclosed in the Company Financial Statements; (ii) as incurred in the ordinary course of business since the Balance Sheet Date, which are of the same character and nature as the obligations and Liabilities set forth in the Current Balance Sheet; or (iii) as incurred under this Agreement or in connection with the transactions contemplated hereby.

SECTION 4.8          Certain Changes or Events.  Except as set forth in Section 4.8 of the Company Disclosure Schedule, between the Balance Sheet Date and the date of this Agreement, there has not been, occurred or arisen:

(a)           any event or condition of any kind or character that has had or is reasonably expected to have a Material Adverse Effect;

(b)           any issuance of (i) capital stock of any Acquired Company, except upon the exercise of Company Options or upon the conversion of Company Preferred Stock into Company Common Stock, (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Acquired Company to issue, deliver or sell any capital stock of any Acquired Company, or (iii) any notes, bonds or other debt security;

(c)           any declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any shares of capital stock of any Acquired Company, or any redemption, repurchase or other acquisition by any Acquired Company of any shares of capital stock of any Acquired Company;

(d)           any sale, assignment, transfer, lease, license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any of the fixed assets of any Acquired Company having a value, in any individual case, in excess of $100,000 or any exclusive license of any Proprietary Rights of any Acquired Company;

(e)           any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by any Acquired Company of any corporation, partnership or other business organization, or any division thereof, for consideration, in any individual case, in excess of $100,000;

(f)           any material change in any method of financial or Tax accounting or financial or Tax accounting practice used by any Acquired Company, other than such changes as are required by GAAP or Tax law, as applicable;

(g)           any material Tax election (including any change in election);

(h)           (i) any employment, deferred compensation, severance or similar agreement entered into or amended by any Acquired Company, except any employment agreement providing for compensation of less than $100,000 per annum; (ii) any increase in the compensation payable, or to become payable, by any Acquired Company to any directors or officers of such Acquired Company or any other employee earning cash compensation in excess of $100,000 per year; (iii) any payment of or provision for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement, severance or other similar payment or arrangement to any director or officer of any Acquired Company or any other employee earning cash compensation in excess of $100,000 per year; (iv) any increase in the coverage or benefits available under any benefit plan, payment or arrangement made to, for or with such directors, officers, Company Employees, agents or representatives, other than increases, payments or provisions which are in normal amounts and are made in the ordinary course of business consistent with past practice, or which are made pursuant to an existing contractual obligation or are required by applicable Law; or (v) any material adverse change to the funded status of any defined benefit pension plan subject to Title IV of ERISA and Section 412 of the Code or any material change to any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or any change in the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law; or

(i)           any agreement, other than this Agreement, to take any actions specified in this Section 4.8.

SECTION 4.9         Tax Matters.

(a)           Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, all income, franchise and other material Tax Returns required to be filed by or with respect to any Acquired Company have been timely filed (taking into account any extensions of time to file that have been properly and timely requested by the applicable Acquired Company) with the appropriate Governmental Authority, and all such Tax Returns are complete and accurate in all material respects.  All material Taxes required to be paid by or with respect to each Acquired Company (whether or not shown as due on any Tax Return) have been timely paid.

(b)           No deficiency for any Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against any Acquired Company, which remains unpaid, except for any deficiencies that are being contested in good faith by appropriate proceedings and for which a reserve has been established in accordance with GAAP.  Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, there are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any material Taxes of any Acquired Company.  There are no matters under discussion with any Governmental Authority with respect to Taxes that, in the reasonable judgment of the Company, are likely to result in an additional Liability for Taxes with respect to any Acquired Company.  There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Acquired Company.  No power of attorney that would be in force after the Closing Date has been granted by or with respect to any Acquired Company with respect to any matter relating to Taxes.

(c)           There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Acquired Company.

(d)           All Taxes required to be withheld or collected by each Acquired Company have been withheld and collected and, in each case to the extent required by Law, timely paid to the appropriate Governmental Authority and timely reported to the appropriate Governmental Authority and all payees.

(e)           No Acquired Company is a party to, or has any liability or obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement, other than agreements or arrangements that will be terminated at or prior to the Closing.

(f)           No Acquired Company is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

(g)           Except as set forth on Section 4.9(g) of the Company Disclosure Schedule, since March 1, 2004, no Acquired Company has applied for, received, or has pending any request for a ruling or determination with respect to Taxes.

(h)           No Acquired Company (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated or similar Tax Return for federal, state, local or foreign Tax purposes or (ii) has any liability for the Taxes of another Person (other than the Acquired Companies) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract, or otherwise.

(i)           No Acquired Company has been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a distribution of stock intended to qualify for tax-free treatment under section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j)           No Acquired Company has agreed to or is required to make any change in accounting method or adjustment pursuant to section 481(a) of the Code (or any similar provision of state, local or foreign Law), or has any application pending with any Governmental Authority requesting permission to make any such change in accounting method or adjustment, in each case that would affect the amount of Taxes of an Acquired Company in a Tax period (or portion thereof) beginning after the Closing Date.

(k)           Since March 1, 2004, no written claim has been made by any Governmental Authority in any jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax by such jurisdiction.

(l)           No Acquired Company has engaged in any transaction that may give rise to: (i) a registration obligation under section 6111 of the Code and the applicable Treasury Regulations; (ii) a list maintenance obligation under section 6112 of the Code and the applicable Treasury Regulations; (iii) a disclosure obligation as a “reportable transaction” under section 6011 of the Code and the applicable Treasury Regulations; or (iv) any obligation arising under any provision of state, local or foreign Law corresponding to or similar to the provisions in any of the foregoing clauses (i), (ii) or (iii).

(m)           No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing because of (i) any installment sale or open transaction disposition made on or prior to the Closing or (ii) any prepaid amount received on or prior to the Closing.

SECTION 4.10         Litigation and Governmental Orders.  Except as set forth in Section 4.10 of the Company Disclosure Schedule, (i) there are no material Actions pending or, to the Knowledge of the Company, threatened against any Acquired Company, any of the assets or properties of any Acquired Company, or any of the directors and officers of any Acquired Company in their capacity as directors or officers of such Acquired Company, and (ii) no Acquired Company or its assets or properties are subject to any material Governmental Order relating to such Acquired Company or any of its assets or properties.

SECTION 4.11        Compliance with Laws.  Except as set forth in Section 4.11 of the Company Disclosure Schedule, each Acquired Company has conducted since January 1, 2005, and is conducting, the Business in compliance, in all material respects, with applicable Law.  Except as set forth in Section 4.11 of the Company Disclosure Schedule, since January 1, 2005, no Acquired Company has received any written notice from any Governmental Authority or any Person to the effect that any Acquired Company is not in compliance, in any material respect, with any applicable Law.

SECTION 4.12        Permits.  Except as set forth in Section 4.12 of the Company Disclosure Schedule, each Acquired Company has all material Permits required to permit such Acquired Company to conduct the Business.  All of the Permits held by or issued to the Acquired Companies are in full force and effect, and each Acquired Company is in compliance, in all material respects, with each such Permit held by or issued to it.  Section 4.12 of the Company Disclosure Schedule sets forth a true, complete and accurate list of all material Permits or applications for such material Permits for each Acquired Company.

SECTION 4.13        Tangible Property.

(a)           Section 4.13(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of each item of real property that, as of the date of this Agreement, is owned by any Acquired Company (“Owned Real Property”), including the street address thereof.  Star Manufacturing International, Inc. has good and indefeasible fee simple title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  Section 4.13(a)(ii) of the Company Disclosure Schedule contains a true, correct and complete list of each item of real property in which, as of the date of this Agreement, any Acquired Company has a leasehold interest granted from or to a third party (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”), including the street address of the Leased Real Property, the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease contract relating thereto and all amendments thereof (each, a “Lease”).  Each Acquired Company has a valid and subsisting leasehold interest in all Leased Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)           Each Acquired Company has valid and subsisting ownership or leasehold interests in all of the material tangible personal assets and properties used or leased for use by such Acquired Company in connection with the conduct of the Business, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)           As of the date of this Agreement, there are no pending, or to the Knowledge of the Company, threatened, condemnation or similar proceedings against any Acquired Company or otherwise relating to any of the Real Property, and no Acquired Company has received any written notice of the same.

(d)           There are no leases, subleases, licenses or agreements, written or oral, granting to any third party or parties (other than any Acquired Company) the right of use or occupancy of any portion of any Owned Real Property.

(e)           There are no outstanding options or rights of first refusal to purchase any of the Owned Real Property, or any portion thereof or interest therein.

(f)           With respect to the Leased Real Property, except as set forth in Section 4.13(f) of the Company Disclosure Schedule: (i) none of the Acquired Companies has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold created by such Lease; and (ii) there are no outstanding options or rights of any party to terminate such Lease prior to the expiration of the term thereof.

(g)           No Acquired Company has received written notice of any, and to the Knowledge of the Company there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the Real Property.

(h)           No portion of the Owned Real Property has suffered any  material damage by fire or other casualty loss which has not heretofore been  repaired and restored  in all material respects  (ordinary wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to interfere with the Acquired Companies’ use of such Owned Real Property.

(i)           The Owned Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

(j)           To the Knowledge of the Company, the Owned Real Property is in material compliance with the terms and provision of any restrictive covenants, easements, or agreements affecting such Owned Real Property.

SECTION 4.14        Proprietary Rights and Technology.

(a)           Section 4.14(a)of the Company Disclosure Schedule sets forth as of the date of this Agreement, a true, correct and complete list of all registered Proprietary Rights owned by the Acquired Companies, including: (i) for each registered trademark, tradename or service mark, the application serial number or registration number thereof, if applicable, the class of goods or the description of the goods or services covered thereby, the countries in which such tradename or trademark is registered or applied for, and the expiration date for each country in which such trademark or tradename has been registered or applied for; and (ii) for each patent or registered copyright, the number and date of registration or application thereof for each country in which a patent or copyright has been registered or applied for.  An Acquired Company is the sole and exclusive beneficial and record owner of all registered or applied for Proprietary Rights set forth in Section 4.14.(a) of the Company Disclosure Schedule, and all such registered Proprietary Rights are subsisting and valid.

(b)           Each Acquired Company owns or has a valid right to use or license the Proprietary Rights and Technology used by it in connection with the normal conduct of the Business, except for such failures by such Acquired Company to so own or have a valid right to use such Proprietary Rights and Technology as would not, when taken together with all other such failures by the Acquired Companies, have a Material Adverse Effect, and such Proprietary Rights will not cease to be valid rights of such Acquired Company by reason of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement.

(c)           No Acquired Company has received any written notice as of the date of this Agreement of (i) any alleged invalidity with respect to any of the material Proprietary Rights or Technology owned by such Acquired Company or (ii) any alleged infringement or misappropriation of any Proprietary Rights or Technology of others due to any activity by such Acquired Company.  No such claims are pending or have been, to the Knowledge of the Company, threatened against such Acquired Company by any Person since January 1, 2005.

(d)           To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any material Proprietary Rights or Technology owned by such Acquired Company, and no such claims are pending or have been threatened by such Acquired Company against any Person, since January 1, 2005.

(e)           Each Acquired Company takes reasonable measures to protect the confidentiality in all Proprietary Rights deemed by such Acquired Company to be a trade secret.

SECTION 4.15        Certain Contracts.

(a)           Section 4.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts referred to in clauses (i) through (xiii), inclusive, of this Section 4.15 to which any Acquired Company is a party (each, a “Listed Contract” and, collectively, the “Listed Contracts”).  True, correct and complete copies of each Listed Contract have been made available to Parent or its advisors:

(i)           notes, debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, or other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing;

(ii)           all employment or other Contracts involving annual payments in excess of $100,000 (including non-competition, confidentiality, loans to employees, directors or officers, severance or indemnification agreements as well as any collective bargaining agreement or other labor union Contracts or agreements) with or in respect of any officer or director (or, to the extent that any Acquired Company has continuing obligations under any such Contract, any former officer or director) of any Acquired Company;

(iii)           leases, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property involving individual annual payments in excess of $100,000 and which are not terminable by such Acquired Company;

(iv)           joint venture Contracts, partnership agreements or limited liability company agreements;

(v)           Contracts explicitly requiring expenditures after the date of this Agreement in an amount in excess of $100,000 which are not terminable by such Acquired Company;

(vi)           Contracts between such Acquired Company, on the one hand, and any director, officer or Affiliate of such Acquired Company, on the other hand (other than employment arrangements, including stock option agreements, entered into in the ordinary course of business);

(vii)           Contracts containing covenants limiting, in any material respect, the freedom of such Acquired Company to compete with any Person in any line of business or in any area or territory;

(viii)           Contracts (a) granting or obtaining any right to use any Proprietary Rights or Technology (other than Contracts granting rights to use software that is generally commercially available) or (b) restricting such Acquired Company’s rights, or permitting other Persons, to use or register any Proprietary Rights or Technology;

(ix)           Contracts, letters of intent or other understandings for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which any Acquired Company has continuing obligations or rights;

(x)           Guarantees, suretyships, indemnification, contribution agreements or other sources of contingent liability in respect of any indebtedness of any other Person, other than in the ordinary course of business;

(xi)           all leases of personal property involving annual payments in excess of $100,000;

(xii)           Contracts for construction or the purchase of real estate, improvements, equipment, machinery and other items which constitute capital expenditures or which involve or are reasonably expected to involve capital expenditures in excess of $100,000;

(xiii)           Contracts with the top ten customers and suppliers of the Business based on gross revenues for the fiscal year ended February 28, 2007;

(xiv)           Contracts which will become terminable as a result of the consummation of the Merger; or

(xv)           Contracts under which any Person has continuing obligations or rights to acquire or dispose of any capital stock or equity interest of any Acquired Company.

(b)           (i) Each Listed Contract is in full force and effect and represents a legally valid and binding obligation of each Acquired Company that is a party thereto and, to the Knowledge of the Company, of any other party thereto; (ii) each Acquired Company has performed, in all material respects, all obligations required to be performed by it under each of the Listed Contracts to which it is a party; (iii) no Acquired Company nor, to the Knowledge of the Company, any other party, is in material breach or violation of, or material default under, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any of the Listed Contracts to which it is a party, nor has any Acquired Company received any written notice that it has materially breached, violated or defaulted under any of the Listed Contracts to which it is a party; and (iv) as of the date of this Agreement, the Company has not received any outstanding written notice of cancellation or termination in connection with any Listed Contract and no Acquired Company nor, to the Knowledge of the Company, any other party currently contemplates any termination, material amendment or change to any Listed Contract.  Section 4.15(b) of the Company Disclosure Schedule identifies those Contracts listed in Section 4.15(a) of the Company Disclosure Schedule that require the consent or approval of third parties to the transactions contemplated by the Agreement.

SECTION 4.16        Employee Benefit Matters.

(a)           Section 4.16(a) of the Company Disclosure Schedule contains a true, correct and complete list of each material employee benefit plan (including any “employee benefit plan” as defined in Section 3(3) of ERISA, and any stock purchase, stock option, restricted stock and stock units, share appreciation rights, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, vacation, group or individual health, dental, medical, life insurance, survivor benefits, and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employee benefits or entitlements, whether oral or written, whether or not subject to ERISA) maintained or contributed to by the Company, or under which current or former employees of the Acquired Companies benefit (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”).  The Company has made available to Parent and its agents and representatives copies of (i) each Company Benefit Plan, including schedules and financial statements attached thereto; (ii) the most recent annual report (Form 5500)

filed with the IRS with respect to each such Company Benefit Plan; (iii) each trust agreement and any other material written agreement relating to each such Company Benefit Plan; (iv) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto; and (v) the most recent determination or opinion letter issued by the IRS with respect to any such Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b)           Each Company Benefit Plan, in all material respects, has been established and administered in accordance with its terms, and in compliance with the applicable requirements of ERISA, the Code and other applicable Laws, and no event has occurred and there exists no condition or set of circumstances in connection with which any Acquired Company or any Company Benefit Plan could be subject to any material liability under the terms of such Company Benefit Plans, ERISA, the Code or any other material applicable Law other than in the ordinary course.  There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or any other Governmental Authority with respect to any Company Benefit Plan (other than routine claims for benefits in the normal course).

(c)           No “accumulated funding deficiency” as such term is defined in ERISA Section 302 and Section 412 of the Code (unless waived) has occurred with respect to any Company Benefit Plans, where any such liability remains outstanding; and no “reportable event” within the meaning of ERISA Section 4043 that could reasonably be expected to result in any material liability has occurred with respect to any Company Benefit Plan.

(d)           No Company Benefit Plan is a “multiemployer plan” (as defined in ERISA Section 3(37)), a “multiple employer welfare arrangement” as described in ERISA Section 3(40) or a “multiple employer plan” as described in ERISA Section 210(a) or Section 413(c) of the Code.

(e)           Except as set forth on Section 4.16(e) of the Company Disclosure Schedule, no Company Benefit Plan provides, nor has the Company nor any Acquired Company undertaken to provide, for medical or welfare benefits (through insurance or otherwise), or for the continuation of such benefits or coverage, after retirement or other termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

(f)           Since December 31, 2004, each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code)  has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(g)           Except as set forth on Section 4.16(g) of the Company Disclosure Schedule, neither the execution of this Agreement nor the completion of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could reasonably be expected to result in (i) the payment to any current or former employee, officer, director or consultant of the Company or any Acquired Company of any money or other property, (ii) the provision of any benefits or other rights of any such employee, director or consultant of the Company or any Acquired Company, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any such employee, officer, director or consultant, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, (iv) any payments that would fail to be deductible under Section 280G of the Code, or (v) an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

(h)           For purposes of this Section 4.16, any reference to an Acquired Company shall be deemed to refer also to any entity which is under common control or affiliated with the Company within the meaning of Section 4001 of ERISA and/or any entity treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

SECTION 4.17        Labor Matters.  No Acquired Company is a party to any labor agreement with respect to its employees with any labor organization, group or association, nor, to the Knowledge of the Company, have there been any attempts to organize the employees of any Acquired Company during the two-year period prior to the date of this Agreement.  As of the date of this Agreement, there is no labor strike, labor disturbance or work stoppage pending against any Acquired Company.  Within the past year, no Acquired Company has incurred any liability or obligation under the Workers Adjustment and Retraining Notification Act or any other similar state or local law that remains unsatisfied.  Each of the Acquired Companies is in material compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, health and safety, worker’s compensation, immigration and wages and hours.  To the Knowledge of the Company, there is no unfair labor practice charge or complaint against any Acquired Company pending before the National Labor Relations Board, the Equal Opportunity Commission, the Department of Labor or any other Governmental Authority.

SECTION 4.18        Environmental Matters.  Except as set forth in Section 4.18 of the Company Disclosure Schedule and except for immaterial violations, activities and Actions, (i) no Hazardous Material is present at or, to the Knowledge of the Company, migrating from any of the Real Property or any other property currently or formerly owned, leased or operated by any Acquired Company in a manner which is reasonably likely to form the basis of an Environmental Claim against any Acquired Company in violation of any applicable Environmental Law; (ii) no Acquired Company has engaged in any Hazardous Materials Activity in a manner which is reasonably likely to form the basis of an Environmental Claim against any Acquired Company or in violation of any applicable Environmental Law and, to the Knowledge of the Company, no Hazardous Materials Activity has been conducted by any other Person at any location currently or formerly owned, leased or operated by any Acquired Company; and (iii) no Action is pending or has been threatened against any Acquired Company or, to the Knowledge of the Company, any Person whose liability for such Action any Acquired Company has or may have assumed or retained by contract or law concerning any of the Hazardous Materials Activities of such Acquired Company, or Hazardous Materials Activity ; (iv) each Acquired Company is and has been in compliance with all applicable Environmental Laws; and (v) the Acquired Companies have delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by any Acquired Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by any Acquired Company, or regarding the any Acquired Company’s compliance with applicable Environmental Laws.

SECTION 4.19        Related Party Transactions.  Except as set forth in Section 4.19 of the Company Disclosure Schedule, no Related Party (i) has any direct or indirect interest in any asset used in or otherwise relating to the Business, (ii) has entered into any Contract, transaction or business dealing involving any Acquired Company (other than employment (including stock option), severance or indemnification agreements entered into with a director, officer or employee of an Acquired Company), (iii) is competing with any Acquired Company, (iv) has any claim or right against any Acquired Company (other than rights to receive compensation for services performed as an officer, director or employee of an Acquired Company and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course); (v) owes any money to any Acquired Company or is owed any money from any Acquired Company (other than amounts owed for compensation or reimbursement pursuant to clause (iv) above); or (vi) provides services to any Acquired Company (other than services performed as a director, officer or employee of an Acquired Company) or is dependent on services or resources provided by any Acquired Company.

SECTION 4.20        Brokers.  Except for Harris Williams, which is entitled to certain advisory fees in connection with this Agreement and the transactions contemplated by this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of any Acquired Company.  The Company has heretofore provided an executed copy of its engagement letter with Harris Williams to Parent.

SECTION 4.21        Inventory.  All of the inventories of the Acquired Companies are valued on the Company Financial Statements at the lower of cost or market and consist of a quantity and quality of materials and supplies useable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, which items have been written off or written down in the Company Financial Statements to fair market value or for which reserves have been provided therein in accordance with GAAP.  The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

SECTION 4.22        Accounts Receivable.  The accounts receivable of the Acquired Companies are reflected properly on their books and records, and represent valid transactions consummated by the Acquired Companies in the ordinary course of business.

SECTION 4.23        Suppliers, Distributors and Customers.  Section 4.23 of the Company Disclosure Schedule lists, by dollar volume paid for the twelve months ended August 31, 2007, (i) the ten largest suppliers to the Acquired Companies, and (ii) the ten largest customers of the Acquired Companies.  As of the date of this Agreement, except as set forth on Section 4.23 of the Company Disclosure Schedule, to the Knowledge of the Company, (a) no Person listed in such Schedule within such twelve month period has cancelled or otherwise terminated or threatened to cancel or otherwise terminate the relationship of such Person with any Acquired Company or has decreased materially or threatened to decrease or limit materially, its services, supplies or materials to any Acquired Company or its usage or purchase of the services or products of any Acquired Company, and (b) no such Person has notified any Acquired Company that such Person intends to terminate or adversely modify, and to Knowledge of the Company, no Person intends to terminate or adversely modify, its relationship with any Acquired Company or decrease materially or limit materially its services, supplies or materials to any Acquired Company or its usage or purchase of the services or products of any Acquired Company.

SECTION 4.24        Insurance Policies.  Section 4.24 of the Company Disclosure Schedule contains an accurate and complete list of all material policies of property, fire, liability, worker’s compensation, errors and omissions and other forms of insurance (other than title insurance) owned or held by the Acquired Companies.  The Company has heretofore delivered copies of such insurance policies and all amendments and riders thereto to Parent.  All such policies are in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  The Acquired Companies have complied with the provisions of such policies applicable to them.  Other than claims made in the ordinary course of business, there are no pending claims under any such policies, including any claim for loss or damage to the properties, assets or business of the Acquired Companies.  Such policies are sufficient for compliance with all requirements of Law and of all contracts to which any Acquired Company is a party.

SECTION 4.25        Product Liability.  There are no material Actions presently pending, or, to the Knowledge of the Company, threatened against any Acquired Company alleging a Defect or a breach of express or implied warranty with respect to any product manufactured, distributed or sold by the Acquired Companies, other than warranty claims brought from time to time in the ordinary course of business.

SECTION 4.26        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Schedule), neither the Acquired Companies nor any other Person makes any other express or implied representation or warranty with respect to the Acquired Companies or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by an Acquired Company or any of its Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in Article IV hereof (as modified by the Company Disclosure Schedule), the Company hereby disclaims, for itself and each of the other Acquired Companies, all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of any Acquired Company or any of its Affiliates).  The Acquired Companies make no representations or warranties to Parent regarding any projection or forecast regarding future results or activities or the probable success or profitability of any Acquired Company.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

SECTION 5.1          Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of each of Parent and Merger Sub and no other corporate or other action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 5.2          Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business as currently conducted.  Parent is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by Parent to be so qualified or in good standing, would not have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.3          Conflicts.  The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a violation of the organizational documents of Parent or Merger Sub; (ii) assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 5.4 of the Company Disclosure Schedule have been obtained or made, conflict with or result in a violation of any Governmental Order or Law applicable to Parent or Merger Sub or their respective assets or properties; or (iii) assuming all consents, waivers, approvals and authorities that are required pursuant to the terms of the contracts set forth in Section 5.4 of the Company Disclosure Schedule are obtained, result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under any Contract to which Parent or Merger Sub is a party, or by which any of the assets or properties of Parent or Merger Sub is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 5.3, as would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.4         Consents, Approvals, Etc.   No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) the filing of the Certificate of Merger pursuant to the DGCL; (ii) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws; (iii) such filings as may be required under the HSR Act; and (iv) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by Parent and Merger Sub, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.5          Due Diligence Investigation.  Parent has had an opportunity to discuss the business, management, operations and finances of the Acquired Companies with their respective officers, directors, employees, agents, representatives and affiliates, and has had an opportunity to inspect the facilities of the Acquired Companies. Parent has conducted its own independent investigation of the Acquired Companies.  In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has relied solely upon the representations and warranties of the Company set forth in Article IV and of the Equityholders set forth in Article VI (and acknowledges that such representations and warranties are the only representations and warranties made by any Acquired Company and any Equityholder, as the case may be) and has not relied upon any other information provided by, for or on behalf of the Acquired Companies or Equityholders, or their respective agents or representatives, to Parent in connection with the transactions contemplated by this Agreement.  Parent has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of any Acquired Company.  Parent acknowledges that no current or former stockholder, director, officer, employee, affiliate or advisor of any Acquired Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article VI.

SECTION 5.6          Brokers.  Except for RBC Financial Group (the fees and expenses of which shall be paid in full by Parent), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

SECTION 5.7         No Prior Activities.  Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger.  Except as contemplated by this Agreement, Merger Sub had not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking.  As of the date of this Agreement, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated by this Agreement).

SECTION 5.8         Financing.  Parent has provided the Company with a true and correct copy of a fully executed debt commitment letter and term sheet, including all exhibits, schedules or amendments thereto (but excluding the fee letter) as of the date hereof (as amended, waived or otherwise modified, the “Debt Commitment Letter”) dated November 15, 2007, from its lender to use its commercially reasonable efforts to arrange a credit facility in an amount up to four hundred fifty million dollars ($450,000,000), pursuant to which such lender has committed, subject to the terms and conditions set forth therein, to lend up to ninety million dollars ($90,000,000) of the credit facility.  To the knowledge of Parent, as of the date hereof, the Debt Commitment Letter is in full force and effect and has not been terminated.  The financing contemplated by the Debt Commitment Letter is not subject to any condition precedent or other restriction limiting the availability of such financing other than as described in the Debt Commitment Letter.  The Debt Commitment Letter permits Parent and Merger Sub to use the proceeds of the credit facility arranged thereunder to consummate the Merger and the other transactions contemplated by this Agreement and no approval from the lender arranging the credit facility or any other lender thereunder is required to use the proceeds of the credit facility for such purpose.  As of the date hereof, Parent has no reason to believe that any of the conditions set forth in the Debt Commitment Letter will not be satisfied on or prior to the Closing Date.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

Contemporaneously with the execution and delivery of this Agreement by the Company, Parent and Merger Sub, the Equityholders’ Representative shall deliver to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Article VI (the “Equityholders Disclosure Schedule”).  Nothing in the Equityholders Disclosure Schedule is intended to broaden the scope of any representation or warranty the Equityholders contained in this Agreement. By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any Company stockholder, subject to the exceptions and qualifications set forth in the Equityholders Disclosure Schedule, each Equityholder represents and warrants to Parent, severally and not jointly, as follows:

SECTION 6.1          Authorization.  Such Equityholder has full legal capacity to enter into this Agreement and each other document contemplated hereby to which such Equityholder is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.  If such Equityholder is a corporation or limited liability company, (i) such Equityholder is duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be and (ii) the execution and delivery of this Agreement and each other document contemplated hereby by such Equityholder and the consummation by such Equityholder of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or limited liability company action and no other proceedings on the part of such Equityholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement and the other documents contemplated hereby to which such Equityholder is a party have been or will be duly executed and delivered by such Equityholder and constitute, or when executed and delivered will constitute, the valid and binding agreements of such Equityholder, enforceable in accordance with their terms, except as such enforceability may be subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 6.2          Ownership.  Such Equityholder holds of record and owns beneficially that number of shares of Company Capital Stock or Company Options described in Section 4.3(a) of the Company Disclosure Schedule, free and clear of any Encumbrances and any other restrictions on transfer (other than such Encumbrances and/or restrictions that shall be released, waived or otherwise terminated in connection with the Closing and other than any restrictions under the Securities Act of 1933, as amended, and state securities laws).  Except as set forth in Section 4.3(a) of the Company Disclosure Schedule or with respect to the Company Options described in Section 4.3(b), such Equityholder is not a party to any option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of such Equityholder’s interest in Parent or the Company, as the case may be.  Such Equityholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Company Capital Stock, except for the Stockholders Agreement, dated as of May 13, 2003, by and among the Company and the stockholders listed therein.

SECTION 6.3         No Conflicts.  The execution and delivery of this Agreement by such Equityholder, the performance by such Equityholder of its obligations hereunder, and the consummation by such Equityholder of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a violation of the organizational documents of such Equityholder (if such Equityholder is not an individual); (ii) conflict with or result in a violation of any Governmental

Order or Law applicable to such Equityholder or its assets or properties; or (iii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under any Contract to which such Equityholder is a party, or by which any of its assets or properties is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 6.3, as would not reasonably be expected to have a material adverse effect on the ability of such Equityholder to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.1          No Solicitation.  During the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of (a) the Effective Time, (b) the termination of this Agreement pursuant to and in accordance with Section 9.1 and (c) December 14, 2007, if Parent and Merger Sub have not, on or prior to December 14, 2007, delivered to the Company a written instrument signed by each of them granting a waiver to the Company of the condition to closing set forth in Section 8.2(j) of this Agreement (the “Pre-Closing Period”), the Company and each of the other Acquired Companies shall not, and shall use all reasonable efforts to cause each of their respective officers, directors, affiliates, stockholders and employees and any investment banker, attorney or other advisor or representative retained by any Acquired Company not to, directly or indirectly, (i) solicit, initiate, seek, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of the stockholders of the Company.  The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

SECTION 7.2         Conduct of the Company Prior to the Effective Time.

(a)           Unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise expressly required by this Agreement or set forth in the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall, and shall cause each of the other Acquired Companies to, conduct the Business in the usual, regular and ordinary course.

(b)           Except as otherwise expressly required by this Agreement or set forth in the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (and shall cause each of the other Acquired Companies not to) do or cause to be done any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)           issue, transfer, deliver, sell, authorize, pledge or otherwise encumber or propose the issuance of (A) any capital stock or debt securities of any Acquired Company, except upon the exercise of Company Options outstanding on the date of this Agreement or upon the conversion of Company Preferred Stock into

Company Common Stock, (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Acquired Company to issue, deliver or sell any capital stock of any Acquired Company or (C) any phantom stock, phantom stock rights, stock appreciation rights or stock based performance units;

(ii)           create any Encumbrance on any assets or properties (whether tangible or intangible) of any Acquired Company, other than Permitted Encumbrances;

(iii)           sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the fixed assets of any Acquired Company having a value, in any individual case, in excess of $100,000, or any Real Property;

(iv)           sell, assign, transfer, lease, or otherwise dispose of, or agree to sell, assign, transfer, lease, or otherwise dispose of, any of the Proprietary Rights of any Acquired Company having a value, in any individual case, in excess of $100,000, or license such Proprietary Rights, except in the ordinary course of business consistent with past practice;

(v)           acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division or assets thereof, except for transactions with an aggregate fair market value, in any individual case, of less than $100,000;

(vi)           establish or acquire any subsidiary other than wholly-owned subsidiaries;

(vii)           (A) enter into or amend any employment, deferred compensation, severance or similar agreement, except any employment agreement providing for compensation of less than $100,000 per annum; (B) increase the compensation payable, or to become payable, by any Acquired Company to any director or officer of such Acquired Company or, other than in the ordinary course of business, to any other Company Employee; (C) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement, severance or other similar payment or arrangement to any Company Employee, or any director or officer of any Acquired Company; (D) increase the coverage or benefits available under any employee benefit plan, payment or arrangement made to, for or with any director, officer, Company Employee, agent or representative, other than increases, payments or provisions with respect to Company Employees who are not officers or directors which are in normal amounts and are made in the ordinary course of business consistent with past practice; (E) adopt, amend or terminate (other than in connection with the transactions contemplated by this Agreement) any defined benefit plan or, other than in the ordinary course of business, any other Company Benefit Plan; (F) make any loans to any officer, director, employee, Affiliate, agent or consultant of any Acquired Company or make any change in any existing borrowing or lending arrangement for or on behalf of any of such persons, whether pursuant to a Company Benefit Plan or otherwise; or (G) hire any new employee with an annual salary in excess of $100,000; in each case, except as required by a contractual obligation existing as of the date hereof or as required by applicable Law;

(viii)           adopt or change any material method of financial or Tax accounting or financial or Tax accounting practice used by the Company, other than such changes required by GAAP or Tax Law, as applicable;

(ix)            (A) settle, compromise or enter into any closing agreement with respect to any material Tax liability, (B) consent to any extension or waiver of any limitation period with respect to a material amount of Taxes, (C) submit any request for any ruling with respect to a material amount of Taxes, or (D) make, change or rescind any material election with respect to Taxes;

(x)            amend the Company Certificate of Incorporation or Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational documents) of any other Acquired Company;

(xi)            split, combine or reclassify any of the Company Capital Stock or the capital stock of any other Acquired Company or declare, set aside or pay any dividend or distribution or other capital return in respect of any shares of capital stock of any Acquired Company, or redeem, purchase or acquire any shares of capital stock of any Acquired Company;

(xii)           except in the ordinary course of business, modify, amend, cancel, terminate or waive any rights under any Listed Contract, or enter into any Contract that would have been a Listed Contract had it been entered into prior to the date of this Agreement;

(xiii)           except in the ordinary course of business, abandon or fail to maintain any Proprietary Rights;

(xiv)           make any capital expenditures in excess of $100,000;

(xv)           make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans to or investments in an Acquired Company or (B) employee loans or advances in the ordinary course of business;

(xvi)           liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(xvii)          grant any exclusive license (including a sublicense) under any Proprietary Rights of any Acquired Company;

(xviii)         (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than the Company or any other Acquired Company), except in the ordinary course of business consistent with past practice, provided that such borrowings are made under the Company’s existing credit agreements in an aggregate amount not to exceed the amounts currently authorized under those agreements at any time outstanding, (B) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Company, (C) guarantee any debt securities of another Person, or (D) enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person;

(xix)           enter into any settlement of any claim, demand, grievance, arbitration or litigation that imposes a material restriction on the operation of the Business or requires any payment by any Acquired Company subsequent to the Closing (unless such payment is recorded as a current liability on the Closing Balance Sheet); or

(xx)           enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 7.2(b).

SECTION 7.3          Access to Information.  Subject to the terms of the Confidentiality Agreement, during the Pre-Closing Period, upon reasonable notice and during normal business hours, the Company shall, and shall cause each Acquired Company and each Company Representative to, (i) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the offices, properties, officers, Contracts, systems, books and records of the Acquired Companies and (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets, properties and business of the Acquired Companies as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that Parent shall not unreasonably interfere with any of the operations or business activities of any Acquired Company. Notwithstanding the foregoing, no Acquired Company shall be required to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege of any Acquired Company or contravene any Law or binding agreement entered into prior to the date of this Agreement.

SECTION 7.4          Confidentiality.  Parent and Merger Sub hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time or until such agreement terminates pursuant to its terms, such that the information obtained by Parent and Merger Sub, or their respective officers, employees, agents or representatives, during any investigation conducted pursuant to Section 7.3, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

SECTION 7.5          Efforts; Consents; Regulatory and Other Authorizations.

(a)           Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Company Disclosure Schedule; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to the such party’s obligations under this Agreement.  Subject to the terms and conditions of this Agreement, each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings.Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party to this Agreement shall be required to make payments, commence litigation or agree to modifications of to the terms and conditions of any agreements with third parties, and no such modifications shall be made to any Contract of any Acquired Company without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions of this Agreement, the parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

(b)           In furtherance and not in limitation of the terms of Section 7.5(a), to the extent required by applicable Law, each of Parent and the Company shall file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days of the date of this Agreement (including, in the case of Parent, a request for early termination of the applicable waiting period under the HSR Act), shall supply promptly any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act, and shall cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or the office of any state attorney general.

(c)           In furtherance of and not in limitation of the terms of Section 7.5(a), the Company shall use commercially reasonable efforts to obtain the adoption of this Agreement by its stockholders to the extent required by the DGCL for the consummation of the Merger.  Without limiting the generality of the foregoing, as promptly as practicable following the execution and delivery of this Agreement, the Company shall submit this Agreement to the Company’s stockholders for adoption at a meeting of the Company’s stockholders or by written consent of the Company’s stockholders, which shall be called and held or solicited, as the case may be, in accordance with the requirements of the DGCL and the Company Certificate of Incorporation and Company Bylaws (the “Company Stockholder Meeting/Consent”).  The materials submitted to the Company’s stockholders in connection with the Company Stockholder Meeting/Consent shall include information regarding the Company, the terms of this Agreement and the Merger and the unanimous recommendation of the Company’s Board of Directors that the Company’s stockholders vote their shares of Company Capital Stock in favor of the adoption of this Agreement; provided, however, that the Company’s Board of Directors may change such recommendation if the Company’s Board of Directors determines that it must take such action in order to comply with its fiduciary duties under applicable Law; and providedfurther, that no such change shall relieve the Company of its obligation to call and hold or seek, as the case may be, the Company Stockholder Meeting/Consent pursuant to this Section 7.5(c).

SECTION 7.6          Further Action.  Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

SECTION 7.7          Indemnification; Directors’ and Officers’ Insurance.  At or prior to the Effective Time, the Company shall purchase a prepaid directors’ and officers’ liability insurance and fiduciary insurance policy or policies (i.e., “tail coverage”), which policy or policies shall cover those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy and fiduciary insurance policy for an aggregate period of not less than six (6) years from the Effective Time with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement, the premium for which shall be treated as a Company Transaction Expense.  From and after the Effective Time, neither Parent nor the Surviving Corporation shall terminate, amend or otherwise modify any such “tail coverage” insurance policy or policies, so long as Parent and the Surviving Corporation are not required to make any payments to maintain such policies.

SECTION 7.8          Employee Benefit Matters.

(a)           For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent (excluding vesting under any equity incentive plan and benefit accrual under any defined benefit plan), the Surviving Corporation or any of their respective Subsidiaries, Company Employees as of the Effective Time shall receive service credit for service with the Acquired Companies to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits.  Parent and the Surviving Corporation shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans (other than a Company Benefit Plan) that such employees are eligible to participate in after the Effective Time.

(b)           For a period of 12 months following the Closing, Parent shall provide (or cause the Surviving Corporation or another Affiliate of Parent to provide) to employees of the Surviving Corporation or any other Affiliate of Parent who were employees of any Acquired Company immediately prior to the Effective Time base compensation, bonus opportunities and employee benefits (other than equity-based compensation arrangements) (“Employee Benefits”) which are substantially comparable in the aggregate to the Employee Benefits provided to the employees of Parent immediately prior to the Closing.

(c)           From and after the Closing, Parent shall cause the Surviving Corporation to comply in all respects with the WARN Act and any other applicable Law relating to employee terminations or plant or facilities closings (or other similar event requiring similar notice to employees), including providing any required notices and complying with any required waiting periods.

(d)           Between the date of this Agreement and the Closing Date, the Company shall use its commercially reasonable efforts to cause the amounts disclosed in Section 4.16(g) of the Company Disclosure Schedule that would be treated as “excess parachute payments” (within the meaning of Section 280G of the Code) to come within the exemption provided by Treasury Regulation §1.280G-1, Q&A-6(a)(2).  The Company shall provide Parent copies of any documentation reasonably requested by Parent to ensure that the Company has complied with the provisions of this Section 7.8(d).

SECTION 7.9         Provision Respecting Legal Representation.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Latham & Watkins LLP may serve as counsel to each and any holder of Company Capital Stock and their respective Affiliates (individually and collectively, the “Holder Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Latham & Watkins LLP (or any successor) may serve as counsel to the Holder Group or any director, member, partner, officer, employee or Affiliate of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

SECTION 7.10        Tax Matters

(a)           Transfer Taxes.  All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne by Parent.

(b)           Tax Sharing Agreements.  Any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement to which any Acquired Company is a party shall be terminated effective as of the Closing.

SECTION 7.11        Disclosure Schedules; Supplementation and Amendment of Schedules.  From time to time prior to the Closing, the Company shall have the right to supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or discovered after the delivery of the Company Disclosure Schedule pursuant to this Agreement; provided, however, that such supplements or amendments to the Company Disclosure Schedule shall not be deemed to amend or otherwise modify the Company Disclosure Schedule delivered on the date hereof or the representations and warranties of the Company contained herein or otherwise have any effect on the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to close hereunder; provided, further, that, for the purposes of the indemnification provisions set forth in Article Xonly, if (a) any such update identifies a fact that arises after the date of this Agreement, (b) the Company expressly acknowledges in writing that Parent has the right to terminate this Agreement pursuant to Section 9.1(e) by reason of such update, and (c) Parent elects not to terminate this Agreement, then the Parent Indemnified Parties’ right to indemnification with respect to the matters set forth in such update, as set forth in Article X, shall be waived.

SECTION 7.12        Real Estate Matters.  Prior to the Closing Date, in the event that Parent determines to purchase an ALTA owner’s policy of title insurance with respect to any or all of the Owned Real Property, then Parent may do so at Parent’s sole cost and expense, and the Company shall  reasonably cooperate with Parent’s efforts to obtain any such title insurance policies.

SECTION 7.13        FIRPTA Certificate.  At the Closing, the Company shall deliver to Parent a statement, issued pursuant to Treasury Regulation sections 1.897-2(h) and 1.1445-2(c)(3)(i) and in form and substance reasonably satisfactory to Parent, certifying that the stock of the Company is not a United States real property interest within the meaning of section 897 of the Code.  The parties intend that such statement be considered to be voluntarily provided by the Company in response to a request from Parent pursuant to Treasury Regulation section 1.1445-2(c)(3)(i).

SECTION 7.14        Termination of Affiliate Agreements.  All agreements between the Company and its Affiliates (other than an Acquired Company and other than employment, severance or other similar arrangements with officers of any Acquired Company) shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be canceled without payment or any further liability on the part of the Company or any other Acquired Company.

SECTION 7.15        Financing.

(a)           Parent and Merger Sub shall, at Parent’s expense, (i) use commercially reasonable efforts to obtain the debt financing substantially on the terms set forth in the Debt Commitment Letter and to negotiate and enter into definitive agreements with respect to such financing substantially on the terms and conditions contained in the Debt Commitment Letters, (ii) use commercially reasonable efforts to satisfy or obtain waivers of, on a timely basis, each of the conditions precedent set forth in the Debt Commitment Letter and (iii) enforce its rights under the Debt Commitment Letter in order to consummate the Closing on a timely basis.  Parent shall not, without the prior written consent of the Company (which the Company may withhold in its reasonable discretion), waive any of Parent’s rights under or amend, or agree to waive any of Parent’s rights under or amend, the Debt Commitment Letter if such waiver or amendment is reasonably likely to prevent the transactions contemplated by this Agreement.  If Parent and/or Merger Sub have been notified that the funds will not be available pursuant to the Debt Commitment Letter so as to enable the Parent and Merger Sub to consummate the Closing on or prior to December 14, 2007, then Parent and Merger Sub shall use commercially reasonable efforts to obtain alternative debt financing (“Alternative Financing”) and negotiate and enter into definitive agreements with respect thereto in an amount at least sufficient to consummate the Merger and the other transactions contemplated hereby.  Parent shall keep the Company informed on a current basis with respect to all material activity concerning the status of the investments and financings contemplated by the Debt Commitment Letter, or if necessary, the Alternative Financing, and shall give the Company prompt notice after becoming aware of any material adverse change with respect to any such financing.

(b)           The Company shall use, and shall cause the other Acquired Companies to use, commercially reasonable efforts to cooperate with and assist Parent in connection with obtaining the debt financing contemplated by this Agreement.  Without limiting the foregoing, the Company shall use its commercially reasonable efforts to provide, and to cause the other Acquired Companies and its and their representatives to provide, cooperation in connection with the arrangement of such debt financing as may be reasonably requested by Parent, including (i) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and the other Acquired Companies as may be reasonably requested by Parent in connection with the preparation of rating agency presentations, confidential information memoranda and similar marketing documents required in connection with the debt financing (provided that no Acquired Company shall be required to issue any such presentation, memoranda or other similar document), (ii) reasonably cooperating with the marketing efforts of Parent and its financing sources in obtaining the debt financing, including by making members of the Company’s senior management reasonably available to attend meetings and make presentations regarding the business and prospects of the Acquired Companies, (iii) providing and executing documents as may be reasonably requested by Parent; provided, that no officer, director or employee of the Company or any Acquired Company shall be required to execute any documents, including any pledge or security documents or any other definitive financing documents, prior to the Effective Time, (iv) making senior officers of the Company reasonably available for presentations to ratings agencies with respect to the debt financing, and (v) reasonably facilitating the pledge of the Surviving Corporation’s collateral; provided, that no obligation of the Company or any other Acquired Company under any such pledge shall be effective until the Effective Time, and provided, further, that none of the Company or any of the other Acquired Companies shall be required to pay any commitment or other similar fee or incur any other liability, directly or indirectly, in connection with the debt financing prior to the Effective Time and that none of the Company or any of the other Acquired Companies shall be required to indemnify any Person in connection with the debt financing prior to the Effective Time.  All non-public or otherwise confidential information regarding the Company obtained by Parent or its representatives pursuant to this Section 7.15 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Parent and its representatives shall be permitted to disclose such information as necessary and consistent with customary practices in connection with the due diligence investigation of the lenders and any confidential information memorandum delivered to potential lenders or rating agency presentation made in order to arrange the debt financing contemplated by this Agreement so long as the parties who receive such information are informed of the confidential nature of the information or upon the prior consent of the Company, which consent shall not be unreasonably withheld or delayed.

SECTION 7.16        Pay-Off Letter.  No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a pay-off letter from the agent on behalf of the lenders or the lenders under the Company’s Second Amended and Restated Credit Agreement, dated as of June 30, 2006, among Star International Holdings, Inc., Antares Capital Corporation, GE Capital Markets, Inc. and the other financial institutions party thereto (as amended, the “Credit Agreement”), in form and substance reasonably satisfactory to Parent, addressed to the Company and Parent and signed by the agent on behalf of the lenders or the lenders, (i) setting forth the amounts required to pay off in full at the Closing the Obligations (under and as defined in the Credit Agreement) owing to the agent and such lenders (including, without limitation, the outstanding principal, accrued and unpaid interest and any prepayment or other penalties) and (ii) stating that, upon payment of such amounts, the commitments of the lenders to make loans or other extensions of credit under the Credit Agreement shall be terminated and the agent on behalf of the lenders or the lenders shall provide a complete release of the Surviving Corporation, which pay-off letter shall be updated, as necessary, on the Closing Date to specify the aggregate amount of Obligations outstanding as of immediately prior to the Closing, and shall specifically authorize the Company and Parent to file termination statements and release and discharge documents (including, without limitation, termination statements of any and all UCC financing statements filed by the agent or any lender) with respect to any Encumbrance existing pursuant to the Credit Agreement.  Such pay-off letter shall also indicate that prior notice of prepayment is waived.  The Company shall use commercially reasonable efforts to cooperate with and assist Parent to file or cause to be filed any UCC termination statements, releases or other documents required to effect the release of any Encumbrances under the Credit Agreement.

SECTION 7.17        Maplewood Insurance Policy.  At or prior to the Effective Time, the Company shall purchase a prepaid pollution insurance policy, which policy shall cover the Leased Real Property located in Maplewood, Missouri identified on Section 4.13(a)(ii) of the Company Disclosure Schedule (the “Maplewood Policy”).  The Maplewood Policy shall (i) provide at least $10,000,000 of aggregate coverage and a retention of $250,000 or less, (ii) remain in effect for a term of not less then five years from the date of issuance and (iii) otherwise be on terms and conditions not materially less favorable to the Company than those set forth in the sample pollution insurance binder attached hereto as Exhibit C.  Parent and the Company shall each pay one-half of any premium and related fees, charges, Taxes or expenses payable with respect to the purchase of the Maplewood Policy and each of Parent and the Company agree to pay their respective share of such amounts immediately prior to the Closing.  From and after the Effective Time, neither Parent nor the Surviving Corporation shall terminate, amend or otherwise modify the Maplewood Policy, so long as Parent and the Surviving Corporation are not required to make any additional payments to maintain such policy.

ARTICLE VIII.

CONDITIONS TO CLOSING

SECTION 8.1          Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties; Covenants.  (i) The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the part of Parent to consummate the transactions contemplated hereby; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Effective Time shall have been performed or complied with in all material respects; and (iii) the Company shall have received an officer’s certificate of each of Parent and Merger Sub, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 8.1(a).

(b)           No Governmental Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger.

(c)           HSR Act.  The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(d)           Stockholder Approval.   This Agreement shall have been adopted by the Required Company Stockholder Vote.

(e)           Escrow Agreement.  Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

SECTION 8.2         Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties; Covenants.  (i)(A) The representations and warranties of the Company set forth in Article IV and the Equityholders set forth in Article VI that are qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of the Company set forth in Article IV and the Equityholders set forth in Article VI that are not so qualified shall be true and correct in all material respects, in each case at and as of the date of this Agreement (except that those representations and warranties that are made as of a specific date need only be so true and correct as of such date), (B) the representations of the Equityholders set forth in Article VI that are qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of the Equityholders set forth in Article VI that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be so true and correct as of such date), and (C) the representations and warranties of the Company set forth in Article IV shall be true and correct in all respects (without regard to any qualifications or references to “Material Adverse Effect”, “material” or any other materiality qualifications or references) as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects; and (iii) Parent shall have received an officer’s certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 8.2(a).

(b)           No Governmental Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any of the other material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger.

(c)           HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(d)           Stockholder Approval.  This Agreement shall have been adopted by the Required Company Stockholder Vote.

(e)           Escrow Agreement.  The Equityholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(f)           No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing as of the Closing.

(g)           Actions or Proceedings.  There shall not be pending any action or proceeding by any Person before any Governmental Authority seeking to obtain any damages or other remedy in connection with the Merger and the transactions contemplated hereby from any Acquired Company, Parent, Merger Sub or the Surviving Corporation, that, in any such case, (i) could reasonably be determined in a manner adverse to such Person on the merits; and (ii) if determined adversely, could reasonably be expected to result in Damages in excess of $5,000,000; provided, however, that neither Parent nor Merger Sub shall be entitled to invoke such condition unless Parent and Merger Sub shall have used their respective commercially reasonable efforts to oppose any such action or proceeding or to have such action or proceeding settled, dismissed, vacated or made inapplicable to the Merger or other transactions contemplated by this Agreement.

(h)           Director Resignations.  Each of the Acquired Companies shall have delivered to Parent signed letters of resignation from each of its directors pursuant to which each such director resigns from his or her position as a director and makes such resignation effective at or prior to the Effective Time.

(i)           Consents.  The Company shall have obtained all of the consents and approvals from third parties under the Contracts identified in Schedule 8.2(i).

(j)           Financing.  Parent shall have obtained the financing contemplated by the Debt Commitment Letter or an Alternative Financing in an amount sufficient to enable it to consummate the Merger and the other transactions contemplated by this Agreement.

(k)           Maplewood Policy.  The Company shall have obtained the Maplewood Policy.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Parent, Merger Sub and the Company;

(b)           by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 9.1(b) shall not be available to any party unless such party shall have used commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger or other transaction contemplated by this Agreement to which such Governmental Order relates;

(c)           by the Company by written notice to Parent if Parent and Merger Sub have not, on or prior to December 14, 2007, delivered to the Company a written instrument signed by each of them granting a waiver to the Company of the condition to closing set forth in Section 8.2(j) of this Agreement;

(d)           by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if, as of January 15, 2008, any material consent of a Governmental Authority required for the consummation of the transactions contemplated by this Agreement has not been obtained, unless the failure to obtain such consent on or prior to such date is the result of any breach of this Agreement by the party seeking to terminate this Agreement pursuant to the terms of this Section 9.1(d);

(e)           by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before February 1, 2008, unless the failure to consummate the Merger on or prior to such date is the result of any breach in any material respect of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.1(e);

(f)           by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.1(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s and Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Expiration Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 9.1(f) prior to thirty (30) days following the receipt of written notice from the Company to Parent and Merger Sub of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(f) if it shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured so that such conditions would then be satisfied); or

(g)           by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Equityholder set forth in this Agreement, or if any representation or warranty of the Company or any Equityholder shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s or any Equityholder’s representations and warranties or breach by the Company or such Equityholder is curable by the Company or such Equityholder prior to the Expiration Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 9.1(g) prior to thirty (30) days following the receipt of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(g) if it shall have materially breached this Agreement or if such breach by the Company or such Equityholder is cured so that such conditions would then be satisfied).

SECTION 9.2          Effect of Termination.  In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any agreement or covenant in this Agreement; and provided, further, that notwithstanding the foregoing, the terms of Section 7.4, this Section 9.2 and Article XI shall remain in full force and effect and shall survive any termination of this Agreement, whether in accordance with Section 9.1 or otherwise.

ARTICLE X.

INDEMNIFICATION

SECTION 10.1        Survival of Representations.  The representations and warranties made by the Company in Article IV and the Equityholders in Article VI, on the one hand, and by Parent and Merger Sub in Article V, on the other hand, shall survive the Closing and shall expire on the twelve month anniversary of the Closing Date (the “Expiration Date”), except that the Fundamental Representations shall survive without limitation; provided, however, that if, at any time prior to the applicable Expiration Date, (a) Parent (acting in good faith) delivers to the Equityholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company in Article IV or by an Equityholder in Article VI setting forth in reasonable detail the basis for Parent’s belief that such an inaccuracy or breach may exist and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, or (b) the Equityholders’ Representative (acting in good faith) delivers to the Surviving Corporation a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent and Merger Sub in Article V setting forth in reasonable detail the basis for the belief of the Equityholders’ Representative that such an inaccuracy or breach may exist and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach then, in the case of clause (a) or clause (b), the claim asserted in such notice shall survive the expiration of the applicable time period until such time as such claim is fully and finally resolved.

SECTION 10.2        Right to Indemnification.

(a)           Subject to the limitations set forth in this Article X, from and after the Effective Time, Merger Sub, the Surviving Corporation, Parent and their respective officers, directors, employees, agents, representatives and affiliates (the “Parent Indemnified Parties”) shall be entitled to be indemnified, solely from the Escrow Fund (other than for claims relating to the breach of a Fundamental Representation or claims in connection with Section 2.8(d)(i) hereof, which shall not be limited to the Escrow Fund, which obligations shall be several and not joint and with respect to which no Equityholder shall be liable to any Parent Indemnified Parties for Damages in excess of the Merger Consideration actually received by such Person), against any Damages actually incurred as a proximate result of: (i) any breach or inaccuracy of any representation or warranty set forth in Article IV and (ii) any breach or violation of any covenant or agreement of the Company set forth in this Agreement.

(b)           Subject to the limitations set forth in this Article X, from and after the Effective Time, each Equityholder agrees to, severally and not jointly, indemnify, defend and hold harmless the Parent Indemnified Parties from and in respect of, and to promptly pay to a Parent Indemnified Party or reimburse a Parent Indemnified Party for, any and all Damages actually incurred as a proximate result of any breach or inaccuracy of any representation or warranty of such Equityholder set forth in Article VI.

(c)           Subject to the limitations set forth in this Article X, from and after the Effective Time, the Equityholders and their respective officers, directors, employees, agents, representatives and affiliates (the “Equityholder Indemnified Parties”) shall be entitled to be indemnified by Parent and the Surviving Corporation against any Damages actually incurred by any of the Equityholder Indemnified Parties as a proximate result of: (i) any breach of any representation or warranty set forth in Article V or (ii) any breach of any covenant or agreement of Parent or Merger Sub set forth in this Agreement.

SECTION 10.3        Limitations on Liability.

(a)           From and after the Effective Time, the right of the Parent Indemnified Parties to be indemnified from the Escrow Fund pursuant to this Article X shall be the sole and exclusive remedy with respect to any breach of any representation or warranty of the Company contained in, or any other breach by the Company of, this Agreement, other than for claims relating to the breach of a Fundamental Representation or claims in connection with Section 2.8(d)(i) hereof.  The right of the Parent Indemnified Parties to be indemnified solely and exclusively from the Escrow Fund shall not apply to claims relating to the breach of a Fundamental Representation or to claims in connection with Section 2.8(d)(i) hereof; provided, that any indemnification obligation of the Equityholders relating to the breach of a

Fundamental Representation or to claims in connection with Section 2.8(d)(i) hereof shall be several and not joint; and provided, further, that in no event shall any Equityholder be liable to any Parent Indemnified Parties for Damages relating to the breach of Fundamental Representations or claims in connection with Section 2.8(d)(i) hereof in excess of the Merger Consideration actually received by such Person.  Except as provided with respect to the Equityholders in the immediately preceding sentence, no current or former stockholder, director, officer, employee, affiliate or advisor of the Company shall have any Liability of any nature to any Parent Indemnified Party with respect to any breach of any representation or warranty contained in, or any other breach of, this Agreement.  From and after the Effective Time, the right of the Equityholder Indemnified Parties to be indemnified pursuant to this Article X shall be the sole and exclusive remedy with respect to any breach of any representation or warranty of Parent or Merger Sub contained in, or any other breach by Parent or Merger Sub of, this Agreement.  No current or former stockholder, director, officer, employee, affiliate or advisor of Parent or Merger Sub shall have any Liability of any nature to any Equityholder Indemnified Party with respect to any breach of any representation or warranty contained in, or any other breach of, this Agreement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, except for Damages resulting from a breach of Sections4.1, 4.2 or 4.3, no party hereto (nor, in each case, such party’s officers, directors, employees, agents, representatives, and affiliates) shall be liable to another party in respect of any indemnification hereunder pursuant to Section10.2(a)(i) or 10.2(c)(i) except to the extent that the aggregate amount (without duplication) of Damages of the party seeking indemnification exceeds $750,000.00 (the “Deductible”), in which event the Parent Indemnified Parties shall, subject to the other limitations contained herein, be entitled to be indemnified only against the portion of Damages in excess of the Deductible.  Any amounts payable by the Equityholders to a Parent Indemnified Party pursuant to this Section 10.3shall be paid solely and exclusively from the Escrow Fund in accordance with the terms of the Escrow Agreement, and no holder of Company Capital Stock, Company Option or any other Person shall be liable for any deficiency with respect to indemnity pursuant to this Section 10.3except with respect to the breach of a Fundamental Representation or claims in connection with Section 2.8(d)(i) hereof.

(c)           Without limiting the effect of any other limitation contained in this Article X, for purposes of computing the amount of any Damages incurred by Parent under this Article X, there shall be deducted: (i) an amount equal to the amount of any Tax benefit actually realized by Parent or any of its Affiliates in connection with such Damages or any of the circumstances giving rise thereto; and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received (net of costs of enforcement, deductibles and retro-premium adjustments) by Parent or any of its Affiliates in connection with such Damages or any of the circumstances giving rise thereto (it being understood that Parent and any of its Affiliates shall use commercially reasonable efforts to obtain such proceeds, payments or reimbursements).  The calculation of Damages shall not include losses arising because of a change after Closing in Law or accounting principle.  To the extent that a claim for indemnification by Parent or Merger Sub hereunder relates to a Liability incurred by the Company and there is an accrual on the Closing Balance Sheet (as finally determined in accordance with Section 2.8) in respect of such Liability, then the determination of Damages in respect of such claim shall be net of such accrual.

(d)           Without limiting the effect of any other limitation contained in this Article X, Parent shall not be entitled to indemnification under this Article X to the extent that such right of indemnification is addressed in the adjustments to the Per Share Merger Consideration made following the Closing pursuant to Section 2.8.

(e)           Nothing in this Section 10.3 shall limit any remedy Parent or any of the Equityholders may have against any Person for actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement made with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable tort laws.

SECTION 10.4         Defense of Third-Party Claims.

(a)           Upon receipt by any Person seeking to be indemnified pursuant to Section 10.2 (the “Indemnitee”) of notice of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought or asserted by a third party against such Indemnitee and that may be subject to indemnification hereunder (a “Third-Party Claim”), the Indemnitee shall promptly give notice of such Third-Party Claim to the Person from whom indemnification is sought under Section 10.2 (the “Indemnitor”) indicating the nature of such Third-Party Claim and the stated basis therefor and the amount of Damages claimed pursuant to such Third-Party Claim, to the extent known.

(b)           The Indemnitor shall have 30 days after receipt of the Indemnitee’s notice of a given Third-Party Claim to elect, at its option, to assume the defense of any such Third-Party Claim, in which case: (i) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Indemnitor in connection with defending such Third-Party Claim shall be payable by such Indemnitor; (ii) the Indemnitee shall be entitled to monitor such defense at its sole expense; (iii) the Indemnitee shall make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of its Subsidiaries or other Affiliates and that the Indemnitor reasonably considers necessary or desirable for the defense of such Third-Party Claim; (iv) the Indemnitee shall execute such documents and take such other actions as the Indemnitor may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim; (v) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnitor in the defense of such Third-Party Claim; (vi) the Indemnitee shall not admit any liability with respect to such Third-Party Claim; and (vii) the Indemnitor shall not enter into any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnitee shall have the right to employ separate counsel in such Third-Party Claim and participate in such defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, provided, however, that the Indemnitee shall be entitled, at the Indemnitor’s cost, risk and expense, to retain one firm of separate counsel of its own choosing (along with any required local counsel) if (i) the Indemnitor and the Indemnitee so mutually agree; (ii) the Indemnitor fails within a reasonable time to retain counsel reasonably satisfactory to the Indemnitee; (iii) the Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnitor; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  If the Indemnitor elects not to defend such Third-Party Claim, then (i) the Indemnitee shall diligently defend such Third-Party Claim and (ii) the Indemnitor shall be liable for any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim.

SECTION 10.5        Subrogation.  To the extent that an Indemnitee is entitled to indemnification pursuant to this Article X, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.  The Indemnitee shall permit the Indemnitor to use the name of the Indemnitee and its Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies, and the Indemnitee shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the right of subrogation of the Indemnitor under this Section 10.5.

SECTION 10.6        Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY NOR ANY EQUITYHOLDER OR EQUITYHOLDERS’ REPRESENTATIVE, NOR ANY CURRENT OR FORMER SHAREHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AFFILIATE OR ADVISOR OF ANY OF THE FOREGOING, SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES ASSOCIATED WITH ANY LOST PROFITS OR LOST OPPORTUNITIES OF SUCH OTHER PERSON (INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION) RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY, EXCEPT TO THE EXTENT, AND SUBJECT TO LIMITATIONS ON INDEMNIFICATION SET FORTH IN THIS ARTICLE X, SUCH PARTY ACTUALLY PAID SUCH TYPES OF DAMAGES TO A THIRD PARTY IN RESPECT OF A MATTER FOR WHICH SUCH PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE X.

SECTION 10.7        Characterization of Indemnification Payments.  The parties agree that any indemnification payments made pursuant to this Article X shall be treated for all Tax purposes as an adjustment to the purchase price unless otherwise required by Law.

ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.1        Equityholders’ Representative.

(a)           Appointment.  By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any Company stockholder, each Equityholder shall be deemed to have irrevocably constituted and appointed Weston Presidio Capital IV, L.P. (and by execution of this Agreement it hereby accepts such appointment) as agent and attorney-in-fact (“Equityholders’ Representative”) for and on behalf of the Equityholders (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Equityholder with respect to Section 2.8, Article X and the Escrow Agreement and the taking by the Equityholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Equityholders’ Representative under Section 2.8, Article X or the Escrow Agreement and to accept on behalf of each Equityholder service of process and any notices required to be served on the Equityholders.  The power of attorney granted in this Section 11.1 is coupled with an interest and is irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death or incapacity of each Equityholder.  Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time (including in the event of the death, disability or other incapacity of an Equityholders’ Representative that is an individual), and any such successor shall succeed the Equityholders’ Representative as Equityholders’ Representative hereunder.  For the avoidance of doubt, any compromise or settlement of any matter by the Equityholders’ Representative hereunder shall be binding on, and fully enforceable against, all Equityholders.  No bond shall be required of the Equityholders’

Representative, and the Equityholders’ Representative shall receive no compensation for its services.  The Equityholders’ Representative shall be entitled to use in its sole discretion any and all amounts constituting the Equityholders’ Representative Expense Fund to pay all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred by the Equityholders’ Representative in connection with the performance of its rights or obligations under this Agreement and the Escrow Agreement and the taking of any and all actions in connection therewith.  The Equityholders’ Representative shall not be required to take any action or to incur any cost or expense (including all fees and disbursements of counsel, financial advisors and accountants) if the Equityholders’ Representative Expense Fund does not contain funds sufficient to reimburse the Equityholders’ Representative with respect to any such cost or expense.

(b)           Limitation on Liability.  The Equityholders’ Representative shall not be liable to any Person for any act of the Equityholders’ Representative taken in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment), except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Person as a proximate result of the gross negligence or bad faith of the Equityholders’ Representative.  The Equityholders’ Representative shall not be liable for, and may seek indemnification from the Equityholders for, any liability, loss, damage, penalty, fine, cost or expense incurred by the Equityholders’ Representative while acting in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence or bad faith of the Equityholders’ Representative.

(c)           Access.  From and after the Effective Time, Parent shall cause the Surviving Corporation to provide the Equityholders’ Representative with reasonable access to information about the Surviving Corporation solely for purposes of performing its duties and exercising its rights under this Agreement, provided, that the Equityholders’ Representative shall treat confidentially any nonpublic information about the Surviving Corporation (except in connection with the performance by the Equityholders’ Representative of its duties or the exercise of its rights under this Agreement).

(d)           Actions of the Equityholders’ Representative.  From and after the Effective Time, a decision, act, consent or instruction of the Equityholders’ Representative shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each Equityholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each Equityholder.  Parent is hereby relieved from any liability to any Person for any acts done by Parent in accordance with any such decision, act, consent or instruction of the Equityholders’ Representative.

SECTION 11.2        Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.3        Costs and Attorneys’ Fees.  Subject to the limitations set forth herein, including Article X, in the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.

SECTION 11.4        Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:  (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 11.4, when transmitted and receipt is confirmed by telephone and (iv) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a)           if to the Company (prior to the Closing), to:

New Star International Holdings, Inc.
10 Sunnen Drive
St. Louis, Missouri
Facsimile:  (314) 781-3700
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Facsimile:  (650) 463-2600
Attention:  Anthony J. Richmond, Esq.
    Luke J. Bergstrom, Esq.

(b)           if to Parent or Merger Sub or, if after the Closing, to the Company, to:

Middleby Marshall Inc.
1400 Toastmaster Drive
Elgin, IL  60120
Facsimile:  (847) 741-1689
Attention:  Timothy Fitzgerald

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 W. Wacker Drive
Chicago, IL  60606
Facsimile:  (312) 407-0411
Attention:  Shilpi Gupta

(c)           if to the Equityholders’ Representative, to:

Weston Presidio Capital IV, L.P.
Pier 1, Bay 2
San Francisco, California 94111
Facsimile:  (415) 773-7844
Attention:  Therese Mrozek, Esq.

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Facsimile:  (650) 463-2600
Attention:  Anthony J. Richmond, Esq.
     Luke J. Bergstrom, Esq.

SECTION 11.5        Public Announcements.  Unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other parties to this Agreement.  If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

SECTION 11.6        Interpretation.  The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement.  References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement.  Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified and (v) unless otherwise defined in this Agreement, accounting terms shall have the respective meanings assigned to them in accordance with GAAP consistently applied with the Company Financial Statements.

SECTION 11.7        Severability.  In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement.  Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement.  To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

SECTION 11.8       Entire Agreement.  This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement.

SECTION 11.9       Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

SECTION 11.10      No Third-Party Beneficiaries.  Except for Article II, Section 7.7 and Article X, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 11.11      Waivers and Amendments.  This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement.  Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver.  No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity.  Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.11.

SECTION 11.12      Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State.  Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of

America, sitting within the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court.  Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 11.4.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

SECTION 11.13      Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

SECTION 11.14      Exclusivity of Representations and Warranties.  It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the Company Disclosure Schedule), and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.

SECTION 11.15      Equitable Remedies.  Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.  The equitable remedies described in this Section 11.15 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

SECTION 11.16      Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 11.17      Time is of the Essence.  Time is of the essence with respect to the performance of this Agreement

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Equityholders’ Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MIDDLEBY MARSHALL INC.,
a Delaware corporation

      /s/ Timothy J. FitzGerald
Name: Timothy J. FitzGerald
Title: Chief Financial Officer

NEW CARDINAL ACQUISITION SUB INC.
a Delaware corporation

      /s/ Timothy J. FitzGerald
Name: Timothy J. FitzGerald
Title: Chief Financial Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Equityholders’ Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NEW STAR INTERNATIONAL HOLDINGS, INC.,
a Delaware corporation

       /s/ Frank Ricchio
Name:  Frank Ricchio
Title:  President

WESTON PRESIDIO CAPITAL IV, L.P.
(solely for the purpose of accepting appointment
as the Equityholders’ Representative
pursuant to Section 11.1),
By: Weston Presidio Capital Management IV, LLC,
its general partner

/s/ Michael F. Cronin
Name: Michael F. Cronin
Title: Managing Member

Signature Page to Agreement and Plan of Merger